UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Simpson Manufacturing Co., Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SIMPSON MANUFACTURING CO., INC.

5956 W. Las Positas Blvd.

Pleasanton, California 94588

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Simpson Manufacturing Co., Inc.:

We will hold the annual meeting of our stockholders at 2:00 p.m., Pacific Daylight Time, on Tuesday, April 26, 2011, at our home office located at 5956 W. Las Positas Blvd., Pleasanton, California.  The matters that you will address at this meeting are:

1.               A proposal to elect as directors the 3 persons nominated by a committee of independent members of our Board of Directors, each to hold office for a 3-year term and until his successor is elected and qualifies or until his earlier resignation or removal.

2.               A proposal to approve the Simpson Manufacturing Co., Inc. 2011 Incentive Plan

3.               A proposal to ratify our Board of Directors’ selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

4.               An advisory (non-binding) vote on the compensation of our Named Executive Officers.

5.               An advisory (non-binding) vote on the frequency of future advisory votes on the compensation of our Named Executive Officers.

6.               Any other business that properly comes before the meeting.

Only stockholders of record as of March 1, 2011, are entitled to notice of and will be entitled to vote at this meeting or any adjournment of this meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Karen Colonias
Secretary

Pleasanton, California

March 10, 2011

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR VOTE BY TELEPHONE OR THE INTERNET AS INSTRUCTED ON THE PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.  YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE THE PROXIES YOU APPOINT CAST YOUR VOTES.

SIMPSON MANUFACTURING CO., INC.

5956 W. Las Positas Blvd.

Pleasanton, California 94588

March 10, 2011

PROXY STATEMENT

Solicitation and Voting of Proxies

On behalf of the Board of Directors of Simpson Manufacturing Co., Inc., a Delaware corporation, we are soliciting from you a proxy in the enclosed form for use at our 2011 Annual Meeting of Stockholders.  We will hold this meeting at our home office located at 5956 W. Las Positas Blvd., Pleasanton, California, on Wednesday, April 26, 2011, at 2:00 p.m., Pacific Daylight Time. Your proxy will be used at this meeting or at any adjournment of this meeting. Only holders of record of our common stock at the close of business on March 1, 2011, may vote at this meeting.  At the close of business on that date, we had 50,108,673 shares of our common stock outstanding and entitled to vote.  A majority, or 25,054,337, of these shares, present in person or represented by proxy at this meeting, will constitute a quorum for the transaction of business.  We are making this Proxy Statement and our Annual Report to Stockholders for the year ended December 31, 2010, available to each of our stockholders on or about March 10, 2011.

Revocability of Proxy

If you give a proxy, you may revoke it at any time before the proxy holders vote it at the meeting, in any of the 3 following ways:

•                  deliver a written notice to our Secretary by any means, including facsimile, stating that the proxy is revoked;

•                  sign a proxy bearing a later date and deliver it to our Secretary; or

•                  attend the meeting and vote in person, although your attendance at the meeting will not, by itself, revoke your proxy.

If, however, your shares are held of record by a broker, bank or other nominee and you desire to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares you desire to vote.

Expenses of Proxy Solicitation

We are paying the expenses of this solicitation of proxies.  After we make this Proxy Statement and other soliciting materials available, we or our agents may also solicit proxies by mail, telephone, electronic mail or facsimile or in person.

Voting Rights

As a holder of our common stock, you are entitled to one vote per share on any matter submitted to a vote of the stockholders.  Our Bylaws permit stockholders to cumulate their votes in the election of directors at an annual meeting if, at least 65 days before the meeting, a stockholder notifies our Secretary in writing of the stockholder’s intention to cumulate votes.  Cumulative voting would entitle each stockholder to give one properly nominated candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares the stockholder holds or to distribute those votes on the same principle among as many properly nominated candidates as the stockholder thinks fit.  Our Secretary has not, however, received a cumulative voting notice for this meeting, and as a result cumulative voting will not be available at this meeting.

Our Board of Directors expects all nominees named below to be available for election.  If any nominee is not available, the proxy holders may vote for a substitute whom the Governance and Nominating Committee of our Board of Directors may nominate.  We are not aware of any specific matter to be brought before the meeting that is not identified in the notice of the meeting and this Proxy Statement.  If, however, stockholders present proposals at the meeting that are not included in this Proxy Statement, the proxy holders will have discretion to vote on those proposals as they see fit.  The proxies solicited by this Proxy Statement will confer discretionary authority on matters of which we are not aware a reasonable time before the meeting.  Accordingly, the proxy holders may use their discretionary authority to vote on any such matter pursuant to the proxies in the enclosed form.

Our stockholders may cast votes personally at the meeting or the proxy holders may cast the votes of stockholders who provide proxies in the enclosed form.  Our stockholders will elect directors at the meeting by a plurality of the votes cast at the meeting.  In the election of directors, that is, the nominees receiving the highest numbers of affirmative votes of the shares entitled to be voted for them up to the number of directors to be elected by such shares are elected.  Votes against a nominee and votes withheld have no legal effect.  On each of Proposal Nos. 2, 3 and 4, approval will require the affirmative vote of a majority of the votes cast at the meeting on that Proposal.  On Proposal No. 5, the option (of the three available) receiving the most votes will be the option chosen by the stockholders.  Proposal Nos. 4 and 5 are advisory votes only and are not binding on us or our Board of Directors.  Abstentions and broker nonvotes count as shares present for determination of a quorum but do not count as affirmative or negative votes on any item to be voted on and do not count in determining the number of shares voted or votes cast on any matter.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information, as of March 1, 2011, unless otherwise indicated, about the beneficial ownership of our common stock by –

•                  each stockholder known by us to be the beneficial owner of more than 5% of our common stock,

•                  each director and director nominee,

•                  each person currently serving as one of our executive officers named in the Summary Compensation Table — see “Executive Compensation” below, and

•                  all of our current executive officers and directors as a group.

Name and, for Each 5%	Amount and Nature of	Percent
Beneficial Owner, Address	Beneficial Ownership (1)	of Class

Barclay Simpson	8,310,416	16.6%
5956 W. Las Positas Blvd.
Pleasanton, CA 94588

Royce & Associates, LLC	6,033,572	12.0%
745 Fifth Avenue
New York, NY 10151

BlackRock, Inc.	2,911,448	5.8%
40 East 52nd Street
New York, NY 10022

The Bank of New York Mellon Corporation (2)	2,721,883	5.4%
One Wall Street, 31st Floor
New York, NY 10286

Snyder Capital Management L.P. (3)	2,487,173	5.0%
One Market Plaza
Steuart Tower, Suite 1200
San Francisco, CA 94105

Thomas J Fitzmyers (4)	188,465	*

Karen Colonias (5)	11,062	*

Michael J. Herbert (6)	8,000	*

Phillip T. Kingsfather (7)	70,067	*

Jennifer A. Chatman (8)	10,000	*

Earl F. Cheit (9)	10,000	*

Gary M. Cusumano (10)	5,800	*

Peter N. Louras, Jr. (9)	12,683	*

Name and, for Each 5%	Amount and Nature of	Percent
Beneficial Owner, Address	Beneficial Ownership (1)	of Class

Robin G. MacGillivray (8)	10,000		*

Barry Lawson Williams (9)	10,427		*

All current executive officers and directors as a group (11)	8,657,215	17.2%

*                 Less than 0.5%

(1)

We based the information in this table on information that our officers and directors provided to us and on statements on Schedule 13D or 13G that stockholders filed with the Securities and Exchange Commission and sent to us. Unless otherwise indicated below, the persons named in the table had sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2)	As of December 31, 2010, The Bank of New York Mellon Corporation had sole power to vote or direct the vote of 2,337,369 shares and sole power to dispose or direct the disposition of 2,693,083 shares.

(3)	As of December 31, 2010, Snyder Capital Management L.P. and Snyder Capital Management, Inc. shared power to vote 2,089,683 shares and shared power to dispose 2,487,173 shares.

(4)

Includes 18,000 shares subject to options that we granted under our 1994 Stock Option Plan and that are exercisable within 60 days. Mr. Fitzmyers has a revolving line of credit in the maximum amount of approximately $1.5 million that is secured by 150,000 shares of our common stock that he owns. There is currently a balance due on this line of credit of approximately $125,000.

(5)	Includes 8,000 shares subject to options that we granted under our 1994 Stock Option Plan and that are exercisable within 60 days.

(6)	Includes 8,000 shares subject to options that we granted under our 1994 Stock Option Plan and that are exercisable within 60 days.

(7)	Includes 57,000 shares subject to options that we granted under our 1994 Stock Option Plan and that are exercisable within 60 days.

(8)	Includes 10,000 shares subject to options that we granted under our 1995 Independent Director Stock Option Plan and that are exercisable within 60 days.

(9)	Includes 8,000 shares subject to options that we granted under our 1995 Independent Director Stock Option Plan and that are exercisable within 60 days.

(10)	Includes 5,000 shares subject to options that we granted under our 1995 Independent Director Stock Option Plan and that are exercisable within 60 days.

(11)	Includes 148,000 shares subject to options that are exercisable within 60 days, as described in notes (4) through (10) above.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

We have nominated for re-election at the meeting Thomas J Fitzmyers, Earl F. Cheit and Barry Lawson Williams, whose terms as directors expire in 2011.  Below are the names of our directors and information about them.  The persons authorized to vote the shares represented by proxies in the enclosed form intend to vote for Mr. Fitzmyers, Mr. Cheit and Mr. Williams.  Under our Bylaws, the stockholders will not be permitted to nominate anyone at the meeting.  If stockholders cast any votes at the meeting for any candidates other than those that we have nominated, the persons authorized to vote shares represented by proxies in the enclosed form, except for proxies withholding authority to vote for the election of directors or for any particular nominees, will have full discretion and authority to vote for any or all of the nominees in such order as those persons may determine.

		Director
Name	Age	Since	Position

Barclay Simpson (5)	89	1956	Chairman of the Board and Director — term expiring in 2012

Thomas J Fitzmyers (4)	70	1978	President and Chief Executive Officer and Director — term expiring in 2011

Jennifer A. Chatman (1) (2) (3) (5)	51	2004	Director — term expiring in 2012

Earl F. Cheit (2) (3) (5)	84	1994	Lead Independent Director — term expiring in 2011

Gary M. Cusumano (4) (5)	67	2007	Director — term expiring in 2013

Peter N. Louras, Jr. (1) (2) (4) (5)	61	1999	Director — term expiring in 2013

Robin G. MacGillivray (2) (3) (4) (5)	56	2004	Director — term expiring in 2012

Barry Lawson Williams (1) (3) (4) (5)	66	1994	Director — term expiring in 2011

(1)	Member of the Compensation and Leadership Development Committee
(2)	Member of the Audit Committee
(3)	Member of the Governance and Nominating Committee
(4)	Member of the Acquisition and Strategy Committee
(5)	Member of the Growth Committee

Executive Officers

Our executive officers include Barclay Simpson and Thomas J Fitzmyers.  They are also executive officers and directors of some of our subsidiaries.  Karen Colonias, age 53, is our Chief Financial Officer, Treasurer and Secretary. Michael J. Herbert, age 52, and Jeffrey E. Mackenzie, age 49, are our Vice Presidents.  Phillip T. Kingsfather, age 64, is a director and the President and Chief Executive Officer of our subsidiary, Simpson Strong-Tie Company Inc.  We regard Mr. Kingsfather as one of our executive officers, because he performs management policy-making functions for us.

Director Qualifications and Biographical Information

Our directors are individuals of reputation, integrity and accomplishment. They bring to Board issues a range of talents, including a customer-oriented focus, useful education, and experience and insights.  A majority of our outside directors must be independent.  To be independent, an outside director must have no financial, family or close personal ties to us or our executives and must meet the NYSE regulatory standard of independence.  New directors are oriented to our business and governance through meetings with our officers and directors and visits to our facilities.  We also support, and pay for, participation in continuing education programs to assist directors in performing their Board responsibilities.

Barclay Simpson has been the Chairman of our Board of Directors since 1994.  He has been with our management since our inception in 1956.  Mr. Simpson also is a member of the Boards of Directors of the University Art Museum of the University of California, Berkeley, and the California College of the Arts.  He is also active in other charitable and educational institutions.  Mr. Simpson’s experience in our industry spans more than 50 years, and his ownership stake in our company closely aligns his interests with those of our other stockholders.

Thomas J Fitzmyers has served as our President and as a director since 1978.  He has served as our Chief Executive Officer since 1994.  He has served as a director of our subsidiary, Simpson Strong-Tie Company Inc., since 1983 and as its Chief Executive Officer from 1983 to February 2009.  He also served as a director of our subsidiary, Simpson Dura-Vent Company, Inc., from 1982 until its disposition in August 2010.  Mr. Fitzmyers was employed by Union Bank from 1971 to 1978.  He was a Regional Vice President when he left Union Bank to join us in 1978.  Mr. Fitzmyers’ experience as President and Chief Executive Officer of Simpson Manufacturing Co., Inc. gives him unique and invaluable insights into the challenges that may arise and our operations.

Jennifer A. Chatman is the Paul J. Cortese Distinguished Professor of Management, Haas School of Business, University of California, Berkeley.  Before joining the Berkeley faculty in 1993, she was a professor at the Kellogg Graduate School of Management, Northwestern University. She received her Ph.D. from University of California, Berkeley in 1988.  She is a member of the Board of Trustees of Prospect Sierra School.  In addition to her research and teaching at University of California, Berkeley, she consults with a wide range of organizations and teaches in executive development programs at a variety of universities.  Ms. Chatman brings to our Board a deep understanding of organizational structure, leadership and compensation that gives us an objective perspective in interpreting and leveraging our unique culture to achieve our strategic objectives.

Earl F. Cheit is Dean and Edgar F. Kaiser Professor Emeritus, Haas School of Business, University of California, Berkeley.  Until 2001, he was Chairman of the Board of YCI, a consumer products company, and Senior Advisor, Asia Pacific Economic Affairs, The Asia Foundation.  He is a member of the Audit Committee of the Evelyn and Walter Haas, Jr. Fund, a Trustee of Mills College, a Trustee Emeritus of the University of California, Berkeley, Foundation, and founding Chairman of Cal Performances, the performing arts presenter and commissioner at the University of California, Berkeley.  He is a member of the Bay Area Council’s Business Hall of Fame selection committee.  Mr. Cheit brings a wealth of academic and industry experience to our Board of Directors as well as an understanding of global economies, management and corporate governance.

Gary M. Cusumano has over 35 years of experience with The Newhall Land and Farming Company, most recently as its Chairman.  He retired from Newhall Land and Farming Company in January 2006.  He is a director of Granite Construction, Inc., Forest Lawn Memorial Park and the J.G. Boswell Company, was formerly a director of Sunkist Growers, Inc., Watkins-Johnson Company and Zero Corporation and has served on the boards of many not-for-profit and community service organizations.  Mr. Cusumano’s service as Chairman of the Newhall Land and Farming Company and his board service with Granite Construction provide our Board of Directors with the perspective and expertise of a publicly traded New York Stock Exchange company and real estate developer.

Peter N. Louras, Jr. is a retired corporate executive.  He joined The Clorox Company in 1980 and was Group Vice President from May 1992 until his retirement in July 2000.  In this position, he served on The Clorox Company’s Executive Committee with overall responsibility for its international business activities and business development function, including acquisitions and divestitures.  Before joining The Clorox Company, Mr. Louras, a certified public accountant, worked at Price Waterhouse in its offices in both San Francisco, California, and Philadelphia, Pennsylvania.  Mr. Louras is a member of the American Institute of CPAs and the Pennsylvania Institute of CPAs.  He is currently a member of the Board of Directors of Dealer Fusion, a privately owned company.  Mr. Louras actively participates in civic projects and serves on the boards of various not-for-profit organizations. Mr. Louras’ business background provides the Board of Directors with a global perspective and hands-on experience in business development and strategic acquisitions. Mr. Louras also brings his financial accounting expertise to his role as Chair of the Audit Committee.

Robin G. MacGillivray became Senior Vice President — One AT&T Integration for AT&T in January 2010.  In this role, she is overseeing the implementation of several corporate initiatives designed to further integrate merged organizations and operations for optimal customer service and financial performance.  Prior to that she was Senior Vice President — Regional and Local Markets, responsible for service and sales to AT&T’s small business customers nationwide.  She previously served as Senior Vice President — Strategic Process Improvement, where she oversaw that company’s call center transformation, DSL improvement, and sales and marketing process standardization efforts.  Ms. MacGillivray joined AT&T in 1979, after receiving her bachelor’s degree in journalism from the School of Journalism and her master’s degree in telecommunications management from the Annenberg School of Communications, both at the University of Southern California.  She completed the Stanford Executive Program at Stanford University in 1997.  She has worked in numerous AT&T organizations and functions, including Engineering, Operations, Finance, Human Resources, Marketing, Customer Service and Sales.  She is the former President of the Board of Directors of the Girl Scouts of Northern California.  Ms. MacGillivray has extensive experience is managing complex businesses in highly competitive and rapidly changing environments and has cultivated this experience from a variety of functional areas.

Barry Lawson Williams is the retired General Partner of Williams Pacific Ventures Inc., a business and real estate investing and consulting firm.  He is a director of PG&E Corporation, SLM Corp., CH2M HILL Companies, Ltd., Ameron International Corporation, Northwestern Mutual Life Insurance Co. and, until January 2010, R.H. Donnelley & Company.  Mr. Williams is a director for several not-for-profit organizations, including African American Experience Fund, Resources Legacy Fund, Management Leadership for Tomorrow and the Oakland 100 Club.  Mr. Williams’ brings invaluable experience to our Board of Directors in several areas, including financial and acquisition analysis and real estate development, and in his extensive service on several high-profile boards.  He also brings legal and environmental experience and a broad understanding of relevant accounting and governance issues that we encounter.

Karen Colonias was appointed as our and our subsidiaries’ Chief Financial Officer, Treasurer and Secretary in May 2009.  From 2004 to May 2009, she held the position of Vice President and Branch Manager of Simpson Strong-Tie’s Stockton, California, manufacturing facility.  She joined Simpson Strong-Tie in 1984 as an engineer in the research and development department, where she was responsible for the design and testing of new products and code development.  In 1998, she was promoted to Vice President of Engineering of Simpson Strong-Tie, where she was responsible for Simpson Strong-Tie’s research and development efforts.  Prior to joining Simpson Strong-Tie, she worked as a civil engineer for the Bechtel Corporation.  Ms. Colonias has a BS in Engineering and an MBA and is also a licensed professional engineer.

Michael J. Herbert became Vice President in May 2009, responsible for our international operations outside of North America.  From 2000 to May 2009, he served as our and our subsidiaries’ Chief Financial Officer, Treasurer and Secretary.  From 1988 to 2000, he held various financial management positions, with his last position as Director of Finance, with Sun Microsystems, Inc.

Jeffrey E. Mackenzie was appointed Vice President in December 2008.  From November 2000 to December 2008, he served as our Financial Reporting Manager, overseeing our external reporting and managing various other accounting and finance functions.

Phillip T. Kingsfather has served as the President and Chief Executive Officer of Simpson Strong-Tie Company Inc. since February 2009.  From August 2006 to February 2009, he served as President and Chief Operating Officer of Simpson Strong-Tie Company Inc.  His career with us started in 1979 as an Outside Sales Representative in the Pacific Northwest for Simpson Strong-Tie Company Inc.  In 1985, he became Regional Sales Manager.  He joined our Anchor Systems sales team in 1997 and was instrumental in the launch of this product line.  In 2003, he was promoted to Vice President in charge of our Anchor Systems product line, where he served until August 2006.

Independence

The New York Stock Exchange corporate governance rules require that the board of directors of a listed company consist of a majority of independent directors.  A majority of our directors are independent under those rules.

Our Board of Directors follows the independence standards required by the New York Stock Exchange corporate governance rules to determine director independence.  Those standards provide that a director will not be independent of a listed company if:

•                  the director is, or has been within the last 3 years, an employee of the listed company, or an immediate family member is, or has been within the last 3 years, an executive officer, of the listed company;

•                  the director has received, or has an immediate family member who has received, during any 12-month period within the last 3 years, more than $120,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service;

•                  (a) the director is a current partner or employee of a firm that is the company’s internal or external auditor; (b) the director has an immediate family member who is a current partner of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (d) the director or an immediate family member was within the last 3 years a partner or employee of such a firm and personally worked on the listed company’s audit within that time;

•                  the director or an immediate family member is, or has been within the last 3 years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on the other company’s compensation committee; or

•                  the director is a current employee, or an immediate family member is a current executive officer, of another company that has made payments to, or received payments from, the listed company for property or services in an amount that, in any of the last 3 fiscal years, exceeded the greater of $1,000,000 or 2% of the other company’s consolidated gross revenues.

For purposes of these standards, “immediate family member” includes a director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone, other than any domestic employee, who shares the director’s home.

Applying these independence standards, our Board of Directors has affirmatively determined that Mr. Cheit, Mr. Louras, Mr. Williams, Ms. Chatman and Ms. MacGillivray are each independent under the New York Stock Exchange corporate governance rules, in that none of them has a material relationship with us, either directly or as a partner, shareholder, officer or employee of an organization that has a relationship with us.  Our Board of Directors has determined that our other directors, Mr. Simpson, Mr. Cusumano, and Mr. Fitzmyers, are not independent under those rules.  In making its determination, our Board of Directors considered all relevant facts and circumstances, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and considered the issue not merely from the standpoint of a director, but also from that of persons or organizations with which a director has an affiliation.

Criteria and Diversity

In considering whether to nominate any candidate to serve on our Board of Directors, the Governance and Nominating Committee of our Board of Directors considers the candidate’s education, business experience, financial expertise, industry experience, business acumen, interpersonal skills, vision, teamwork, integrity, strategic ability and customer focus.  Our Board of Directors does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.  Our Board of Directors also believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our Board of Directors to fulfill its responsibilities.  Nominees are not discriminated against on the basis of gender, race, religion, national origin, sexual orientation or disability.

Attendance at Meetings

Our Board of Directors held 9 meetings in 2010.  Its committees held a total of 27 meetings in 2010, including 7 meetings of the Audit Committee, 11 meetings of the Compensation and Leadership Development Committee, 4 meetings of the Governance and Nominating Committee and 5 meetings of the Acquisition and Strategy Committee.  Each director attended at least 75% of the meetings of our Board of Directors and at least 75% of the meetings of the committees on which he or she served in 2010.  All of our directors attended the annual meeting of our stockholders in 2010, although we do not have a policy that requires our directors to attend the annual meeting of stockholders.

Leadership Structure and the Board of Directors Role in Risk Management

Our Board of Directors and its committees take an active role in overseeing management of our risks.  The Board regularly reviews information regarding our operational, financial, legal and strategic risks.  Our Compensation and Leadership Development Committee is responsible for overseeing the management of risks relating to our compensation plans; our Audit Committee oversees management of our financial risks; and our Governance and Nominating Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest.  In 2009, our Board of Directors created the Acquisition and Strategy Committee, whose role in risk management includes evaluating and managing our strategic risks.  While each committee is responsible for evaluating certain risks and overseeing the management of these risks, our entire Board of Directors is regularly informed about such risks through committee and executive officer reports.

For many years the roles of our Chairman and our Chief Executive Officer have been separated.  We believe that this is appropriate under current circumstances, because it allows management to make the operating decisions necessary to manage the business, while helping to keep a measure of independence between the oversight function of our Board of Directors and operating decisions.  We feel that this has provided an appropriate balance of operational focus, flexibility and oversight.

Our independent directors meet at regularly scheduled executive sessions without members of management.  In 2010, our Board of Directors created the role of Lead Independent Director and appointed Earl F. Cheit to that role.  The Lead Independent Director participates in setting the agenda of Board of Directors and Committee meetings, coordinates the distribution and presentation of meeting materials, maintains the focus and punctuality of Board of Directors and Committee meetings and presides over executive session meetings of the independent directors.

Communications with our Board of Directors

We encourage stockholders and interested parties to communicate any concerns or suggestions directly to the independent members of our Board of Directors, by writing to:

Board of Directors

Simpson Manufacturing Co., Inc.

P.O. Box 1394

Alamo, CA 94507-7394

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THOMAS J FITZMYERS, EARL F. CHEIT AND BARRY LAWSON WILLIAMS, THE THREE NOMINEES FOR DIRECTOR AT THIS MEETING.

PROPOSAL NO. 2

APPROVAL OF THE SIMPSON MANUFACTURING CO., INC. 2011 INCENTIVE PLAN

At the annual meeting, we will ask our stockholders to consider a proposal to approve the Simpson Manufacturing Co., Inc. 2011 Incentive Plan.  The 2011 Incentive Plan is intended to incorporate and replace both the Simpson Manufacturing Co., Inc. 1994 Stock Option Plan and the Simpson Manufacturing Co., Inc. 1995 Independent Director Stock Option Plan, both of which will expire in May 2012.  In addition, both the 1994 Stock Option Plan and the 1995 Independent Director Stock Option Plan provide for granting only stock options.  The 2011 Incentive Plan, however, will provide for awards of restricted stock and restricted stock units, as well as stock options, affording us greater flexibility in formulating and implementing our compensation programs.  Nevertheless, we currently anticipate that awards under the 2011 Incentive Plan will, in the aggregate, be substantially consistent in economic substance with our existing policies and practices regarding granting employee stock options.

In adopting the 2011 Incentive Plan, our Board of Directors determined that it will become effective only when our stockholders approve it.  Our Board of Directors believes that approval of the 2011 Incentive Plan is in our and our stockholders’ best interests.

By affording our qualified employees, directors and consultants the opportunity to buy or own shares of our common stock, we intend the 2011 Incentive Plan to help us to attract and retain qualified individuals as employees, directors and consultants and to provide such individuals with incentives to continue in our service, devote their best efforts to our business and improve our economic performance, thus enhancing our value for the benefit of stockholders.

Coordination with 1994 Stock Option Plan and the 1995 Independent Director Stock Option Plan

Any stock option granted under the 1994 Stock Option Plan or the 1995 Independent Director Stock Option Plan that has not been exercised in full and that has not expired or terminated will continue in effect in accordance with its terms and conditions and will continue to be subject to and governed by the 1994 Stock Option Plan or the 1995 Independent Director Stock Option Plan, respectively, as in effect before the adoption of the 2011 Incentive Plan.

Common Stock Subject to the 2011 Incentive Plan

Our Board of Directors has determined that an aggregate of 16,320,000 shares of our common stock may be issued on exercise of stock options or pursuant to awards of restricted stock or restricted stock units under the 2011 Incentive Plan.  Those shares include all shares heretofore reserved for issuance pursuant to the 1994 Stock Option Plan or the 1995 Independent Director Stock Option Plan.  Of those 16,320,000 shares, 10,455,566 shares have been issued and 5,864,434 shares will remain available under the 2011 Incentive Plan.

Not more than an aggregate of 150,000 shares of our common stock may be subject to stock options granted in any calendar year to any one participant under the 2011 Incentive Plan.  Not more than an aggregate of 50,000 shares of our common stock may be subject to awards of restricted stock or restricted stock units in any one calendar year to any one participant under the 2011 Incentive Plan.

The above limitations are subject to proportionate adjustment in case of any stock split, stock dividend, recapitalization or other change in our capitalization generally.  In addition, shares of our common stock subject to awards under the 2011 Incentive Plan or stock options granted under the 1994 Stock Option Plan or the 1995 Independent Director Stock Option Plan that are forfeited, terminated, canceled or settled without the delivery of common stock, will again be available for awards under the 2011 Incentive Plan as if such awards or grants had not been made, except that the aggregate number of shares of common stock that may be issued under the 2011 Incentive Plan will not be increased by shares of common stock tendered in full or partial payment of the exercise price of any stock option, shares of common stock withheld to satisfy any tax withholding obligation or shares of common stock that we repurchase.

Administration by the Compensation and Leadership Development Committee

Our Board of Directors has delegated the administration of the 2011 Incentive Plan to the Compensation and Leadership Development Committee.  If our stockholders approve the 2011 Incentive Plan, the Compensation and Leadership Development Committee will determine -

•                  who will be granted options, restricted stock or restricted stock units,

•                  the time, type, size and terms of awards,

•                  in the case of any grant of a stock option, whether it will be an incentive stock option or a non-qualified stock option (or “NQSO”), and

•                  the form, terms and conditions of the agreement relating to each award.

The Compensation and Leadership Development Committee has full authority, among other things, to interpret the 2011 Incentive Plan and grants under it, to establish, amend and rescind any rules and regulations relating to the 2011 Incentive Plan, and to make any other determinations that the Compensation and Leadership Development Committee believes necessary or advisable for the administration of the 2011 Incentive Plan.

The Compensation and Leadership Development Committee will select employees, directors and consultants to participate in the 2011 Incentive Plan on the basis of their past and anticipated future contributions.  Under the 2011 Incentive Plan, we may grant incentive stock options, non-qualified stock options, restricted stock or restricted stock units.

Vesting of Awards

The Compensation and Leadership Development Committee may base the date or dates on which a stock option becomes exercisable or an award of restricted stock or restricted stock units becomes unrestricted on performance or other criteria, although no stock option may be exercised more than 10 years from its grant.  The Compensation and Leadership Development Committee may divide the number of shares of our common stock subject to an award under the 2011 Incentive Plan into periodic installments, with the stock option becoming exercisable or the restricted stock or restricted stock units becoming unrestricted (“vesting”) during each installment period with respect to the portion allotted to that period.  Vesting provisions and restrictions may vary among awards.  The Compensation and Leadership Development Committee has discretion to waive any of the vesting provisions or restrictions that apply to outstanding awards.

Generally, the Compensation and Leadership Development Committee currently intends to grant options under the 2011 Incentive Plan that vest (become exercisable) in increments over 4 years and to grant restricted stock or restricted stock units under the 2011 Incentive Plan that vest (become unrestricted) over 3 years, except that awards of options, restricted stock or restricted stock units granted to an employee who has reached age 60 and ceases to be employed by us will fully vest on the employee’s termination date.

The Compensation and Leadership Development Committee may grant awards of restricted stock or restricted stock units to any participant in the 2011 Incentive Plan, but does not plan to grant any awards of restricted stock or restricted stock units until 2012.  At that time, the Compensation and Leadership Development Committee plans to consider the specific nature and extent of restrictions that will apply to those awards.  On receiving an award of restricted stock, a recipient will be entitled to the voting, dividend and other rights incident to ownership of our common stock with respect to the restricted stock, as set forth in the applicable agreement or as determined by the Compensation and Leadership Development Committee.

Awards Non-Transferable

Generally, stock options, restricted stock and restricted stock units awarded under the 2011 Incentive Plan will not be transferable, although shares of restricted stock will become transferable after the applicable restrictions terminate.  The Compensation and Leadership Development Committee may, however, determine that a recipient’s rights and interests in an award under the 2011 Incentive Plan may be made transferable by the recipient, subject to such conditions as the Compensation and Leadership Development Committee may specify.  A recipient of a stock option under the 2011 Incentive Plan will not have any rights of a stockholder under the stock option, unless and until the stock option is exercised and shares subject to it are issued to the recipient, and then only with respect to such shares.

Change in Control

The 2011 Incentive Plan defines “change in control” as one of the following:

•                  a merger or consolidation in which we are not the surviving corporation, unless our stockholders immediately before the merger or consolidation continue to have substantially the same proportionate ownership in our successor entity immediately thereafter,

•                  a reverse merger in which we are the surviving corporation, but as part of the merger the outstanding shares of our common stock convert into other securities, cash or other property, unless our stockholders immediately before the reverse merger continue to have substantially the same proportionate ownership in our successor entity immediately thereafter, or

•                  the approval by our stockholders of a plan or proposal for our dissolution or liquidation.

The 2011 Incentive Plan provides generally that, on a change in control, except as otherwise provided in agreements applicable to particular awards:

•                  Our successor must assume all outstanding options or substitute similar options, or all outstanding options will continue in full force and effect, except as described in the next sentence.  If our successor refuses to assume or continue the options or to substitute similar options, and if the nature and terms of employment or engagement, including compensation and benefits, of the stock option holders will change significantly as a result of the change in control, each such stock option will become immediately vested (exercisable) in full, and will be terminated if not exercised before or at the time of such change in control.

•                  Our successor must substitute similar benefits for outstanding restricted stock and restricted stock units or all outstanding restricted stock and restricted stock units will continue in full force and effect, except as described in the next sentence.  If our successor refuses to substitute similar benefits for such restricted stock and restricted stock units and refuses to continue such restricted stock and restricted stock units in full force and effect, and if the nature and terms of employment or engagement, including compensation and benefits, of the holders of such restricted stock and restricted stock units will change significantly as a result of the change in control, such restricted stock and restricted stock units will vest (become unrestricted) at the time of such change in control.

In connection with a change in control, the Compensation and Leadership Development Committee may, however, require that any outstanding stock option, restricted stock or restricted stock award (or part of it) will be cancelled in exchange for payment in cash of the fair market value of the award.  The retirement and change in control provisions apply to all participants in our 2011 Incentive Plan, including our Principal Executive Officer, our Principal Financial Officer and our 3 other most highly compensated executive officers.

Forfeiture

Except as otherwise provided by the agreement applicable to an award under the 2011 Incentive Plan, the Compensation and Leadership Development Committee may require a recipient to forfeit all unexercised, unearned, unvested or unpaid awards under the 2011 Incentive Plan, if the Compensation and Leadership Development Committee determines that:  (a) the recipient, while employed by us, has prepared to engage or has engaged, directly or indirectly, without our written consent, in any manner or capacity, in any business or activity competitive with any business that we conduct; (b) the recipient has performed any act or engaged in any activity that is materially detrimental to our best interests; or (c) the recipient has materially breached any agreement with us or duty to us.

No Other Rights

Nothing in the 2011 Incentive Plan, or in any award granted under it, will confer on any person any right to continue in our employment or service or will limit, interfere with or otherwise affect in any way our right to terminate any recipient’s employment or service at any time.  Nothing in the 2011 Incentive Plan will prevent, limit or otherwise affect our authority with respect to any other or additional compensation arrangements.  No person has or will have any claim or right to be granted an award under the 2011 Incentive Plan.

Prior Grants under 1994 Stock Option Plan and the 1995 Independent Director Stock Option Plan

The stock options that we have granted under the 1994 Stock Option Plan and the 1995 Independent Director Stock Option Plan will continue in effect according to their terms and will continue to be governed by those Plans.  We have granted the following stock options, all of which are non-qualified stock options, under the 1994 Stock Option Plan and the 1995 Independent Director Stock Option Plan to the following persons in the amounts and at the exercise prices indicated:

		Number of	Exercise
Name and Title of Person		Shares Subject	Price	Expiration
or Description of Group	Year	to Option	Per Share	Date

Thomas J Fitzmyers	1993	126,000	$0.91	03/03/01
President, Chief Executive	1994	828,440	2.88	05/24/01
Officer and Director	1994	18,000	2.56	02/13/02
	1996	18,000	5.75	12/31/03
	1997	18,000	8.33	12/31/04
	1998	18,000	9.36	12/31/05
	1999	18,000	10.94	12/31/06
	2002	18,000	16.45	12/31/09
	2003	18,000	25.43	12/31/10
	2004	9,000	34.90	12/31/11
	2005	9,000	40.72	01/25/13
	2010	18,000	29.66	02/02/18

Karen Colonias	1993	20,712	0.91	03/03/01
Chief Financial Officer,	1994	14,384	2.88	05/24/01
Treasurer and Secretary	1994	12,000	2.56	01/19/02
	1995	12,000	3.38	12/31/02
	1996	5,000	5.75	12/31/03
	1997	5,000	8.33	12/31/04
	1998	10,000	9.36	12/31/05
	1999	14,000	10.94	12/31/06
	2002	46,000	16.45	12/31/09
	2003	46,000	25.43	12/31/10
	2004	3,000	34.90	12/31/11
	2005	3,000	40.72	01/25/13
	2006	2,000	33.62	02/01/14
	2010	50,000	29.66	02/02/18

Michael J. Herbert	2002	110,000	16.45	12/31/09
Vice President	2003	110,000	25.43	12/31/10
	2004	4,000	34.90	12/31/11
	2005	4,000	40.72	01/25/13
	2010	40,000	29.66	02/02/18

Jeffrey E. Mackenzie	1996	4,000	5.75	12/31/03
Vice President	1997	4,000	8.33	12/31/04
	1998	6,000	9.36	12/31/05
	1999	6,000	10.94	12/31/06
	2002	8,000	16.45	12/31/09
	2003	8,000	25.43	12/31/10
	2004	4,000	34.90	12/31/11
	2005	4,000	40.72	01/25/13
	2010	40,000	29.66	02/02/18

		Number of	Exercise
Name and Title of Person		Shares Subject	Price	Expiration
or Description of Group	Year	to Option	Per Share	Date

Phillip “Terry” Kingsfather	1993	10,356	$0.91	03/03/01
President, Simpson Strong-Tie	1994	5,532	2.88	05/24/01
Company Inc.	1994	2,000	2.56	01/19/02
	1995	2,000	3.38	12/31/02
	1996	2,000	5.75	12/31/03
	1997	2,000	8.33	12/31/04
	1998	8,000	9.36	12/31/05
	1999	2,000	10.94	12/31/06
	2002	2,000	16.45	12/31/09
	2003	8,000	25.43	12/31/10
	2004	33,000	34.90	12/31/11
	2005	33,000	40.72	01/25/13
	2006	2,000	33.62	02/01/14
	2010	106,000	29.66	02/02/18

Barclay Simpson	1994	2,000	2.56	02/13/00
Chairman of the Board	1996	2,000	6.33	12/31/01
	1997	2,000	9.16	12/31/02
	1998	2,000	10.30	12/31/03
	1999	2,000	12.03	12/31/04
	2002	2,000	18.10	12/31/07
	2003	2,000	27.98	12/31/08
	2004	1,000	38.39	12/31/09
	2005	1,000	44.79	01/25/11
	2010	2,000	32.63	02/02/16

Jennifer A. Chatman	2005	4,000	36.00	02/13/12
Director	2006	1,000	39.27	02/14/13
	2010	5,000	29.58	02/14/18

Earl F. Cheit	1994	8,000	2.50	02/15/02
Director	1996	2,000	7.31	02/14/04
	1997	2,000	9.33	02/12/05
	1998	2,000	9.16	02/11/06
	1999	2,000	9.73	02/13/07
	2002	2,000	16.98	02/13/10
	2003	2,000	23.04	02/12/11
	2004	2,000	36.00	02/13/12
	2005	1,000	39.27	02/14/13
	2010	5,000	29.58	02/14/18

Gary M. Cusumano	2010	5,000	29.58	02/14/18
Director

Peter N. Louras, Jr.
Director	1999	8,000	$9.73	02/13/07
	2002	2,000	16.98	02/13/10
	2003	2,000	23.04	02/12/11
	2004	2,000	36.00	02/13/12
	2005	1,000	39.27	02/14/13
	2010	5,000	29.58	02/14/18

		Number of	Exercise
Name and Title of Person		Shares Subject	Price	Expiration
or Description of Group	Year	to Option	Per Share	Date

Robin Greenway MacGillivray	2005	4,000	36.00	02/13/12
Director	2006	1,000	39.27	02/14/13
	2010	5,000	29.58	02/14/18

Barry Lawson Williams	1994	8,000	2.50	02/15/02
Director	1996	2,000	7.31	02/14/04
	1997	2,000	9.33	02/12/05
	1998	2,000	9.16	02/11/06
	1999	2,000	9.73	02/13/07
	2002	2,000	16.98	02/13/10
	2003	2,000	23.04	02/12/11
	2004	2,000	36.00	02/13/12
	2005	1,000	39.27	02/14/13
	2010	5,000	29.58	02/14/18

Current Executive Officers, as a Group	various	1,947,424	0.91-44.79	03/03/01-02/02/18

Current Directors Who Are Not Executive Officers, as a Group	various	101,000	2.50-39.27	02/15/02-02/14/18

Employees and Consultants Who Are Not Executive	various	8,878,892	0.91-40.72	03/03/01-02/02/18
Officers, as a Group

The closing market price of a share of our common stock, as reported by the New York Stock Exchange on March 1, 2011, was $27.90.

Awards of Stock Options

Several conditions apply to incentive stock options generally, in accordance with the Internal Revenue Code.  Only employees are entitled to receive grants of incentive stock options.  If we grant an incentive stock option, the special federal income tax treatment accorded to incentive stock options (discussed below) is available only if, among other requirements, —

•                  the optionee does not sell the shares received on exercise of the stock option until at least 2 years after we grant the stock option and 1 year after its exercise, and

•                  we employ the optionee at all times from the date the stock option is granted to 3 months before the exercise of the option.

In addition, to the extent that incentive stock options granted under the 2011 Incentive Plan that vest in any year allow an optionee to acquire our common stock with a fair market value of more than $100,000, those incentive stock options are treated as non-qualified stock options.  We have not previously granted any incentive stock options and currently have no plans to do so.

In general, on exercising a stock option granted under the 2011 Incentive Plan, the optionee must pay us the exercise price in cash.  The Compensation and Leadership Development Committee has discretion to allow the optionee to pay the exercise price, either at the time the stock option is granted or when the optionee exercises it, by delivering shares of our common stock to us, or according to a deferred payment arrangement, or in some other manner.  If the Compensation and Leadership Development Committee allows the optionee to defer payment for the exercise of an option, we charge the optionee interest at least annually on the deferred amount at the minimum rate that avoids characterization of any of the exercise price as interest under the Internal Revenue Code or, if less, at the maximum rate permitted by law.

The grant of a non-qualified stock option under the 2011 Incentive Plan should not have any federal income tax consequences.  On exercising a non-qualified stock option, the optionee generally recognizes taxable ordinary income equal to the excess of (a) the fair market value of the shares of our common stock purchased on such exercise, over (b) the stock option exercise price for those shares.  We generally must withhold tax from the optionee’s regular or supplemental wages based on the amount of ordinary income that the optionee recognizes and we are generally entitled to a business expense deduction in that amount.  To the extent provided in an option, the optionee may satisfy the withholding obligation by paying cash, by authorizing us to withhold shares from the shares the optionee would otherwise receive on exercising the option, or by delivering to us shares of our common stock that the optionee already owns.

When an optionee sells shares acquired by exercising a non-qualified stock option, the optionee recognizes capital gain or loss equal to the difference between the selling price for those shares and the fair market value of the shares when the optionee exercises the option.  If the optionee holds the shares for a year or more after exercising the non-qualified stock option (not including the time the optionee holds the stock option before exercising it), any gain on the sale of those shares is long-term capital gain.  An optionee’s sale of shares acquired on exercise of a non-qualified stock option has no tax consequences to us.

The grant of an incentive stock option under the 2011 Incentive Plan generally has no federal income tax consequences to the optionee.  Similarly, the optionee should not recognize any income on exercising an incentive stock option.  The optionee recognizes income with respect to an incentive stock option when the optionee sells the shares acquired on exercise of the option, and the optionee then generally recognizes capital gain or loss equal to the difference between the selling price and the stock option exercise price for those shares.  This federal income tax treatment is available, however, only if the optionee does not sell the shares acquired on exercise of an incentive stock option until at least 2 years after the stock option grant and at least 1 year after the stock option exercise.  If an optionee sells the shares before holding them for the required period (a disqualifying disposition), the shares are treated similarly to shares acquired through the exercise of a non-qualified stock option — the optionee generally recognizes as ordinary income in the year of the sale the excess of the fair market value of the shares when the optionee exercises the stock option over the stock option exercise price for those shares, and recognizes as capital gain the excess, if any, of the selling price over the fair market value of the shares when the optionee exercises the option.  If an optionee sells the shares before holding them for the required period at a price less than fair market value of the shares when the optionee exercises the option, the optionee recognizes ordinary income equal to the excess, if any, of the amount realized on the sale over the exercise price.  In case of a disqualifying disposition, we generally can take a business expense deduction in an amount equal to the amount the optionee recognizes as ordinary income.

Exercise of an incentive stock option may have implications with respect to alternative minimum tax.  After calculating regular tax liability, a taxpayer must determine whether he or she owes alternative minimum tax by recalculating his or her tax by disallowing certain deductions and adding certain items to income.  The alternative minimum tax calculation requires an optionee to include in income the excess of the fair market value of the shares at the time of exercise over the stock option exercise price, potentially resulting in federal tax of up to 28% on such amount.

Currently, the maximum marginal federal income tax rate on an individual’s net long-term capital gains is 15% and on an individual’s ordinary income is 35%.  Because an individual may deduct up to $3,000 of net capital losses in any year, it may be advantageous to characterize gain as long-term capital gain if the optionee has capital losses from other investments.

Except as otherwise provided in the applicable stock option agreement and with other exceptions provided in the 2011 Incentive Plan:

•                  If an optionee’s employment with us or engagement as our outside director or consultant ceases for a reason other than retirement after age 60, disability or death, each stock option held by the optionee will be exercisable, at any time or from time to time, before the earlier of the fixed termination date set forth in the stock option agreement and the ninetieth day after the cessation of the optionee’s employment or engagement, for the number of shares that the optionee could have acquired on exercise of the stock option immediately before the cessation of the optionee’s employment or engagement.

•                  If our employee who holds a stock option dies while employed, during the period when the employee, if disabled, would be entitled to exercise the stock option, or after the employee’s retirement after age 60, the stock option will be exercisable until the fixed termination date set forth in the stock option agreement for the number of shares that the employee could have acquired on exercise of the stock option immediately before the employee’s death.

•                  If our employee who holds a stock option ceases to be employed with us because of disability, the stock option will be exercisable until the fixed termination date set forth in the stock option agreement for the number of shares that the employee could have acquired on exercise of the stock option immediately before the employee’s disability.

•                  If our employee who holds a stock option ceases to be employed with us because of retirement after age 60, the stock option will be exercisable until the fixed termination date set forth in the stock option agreement for the number of shares that the employee could have acquired on exercise of the stock option immediately before the employee’s retirement.

•                  If the service with us of an outside director or consultant who holds a stock option ceases by reason of retirement, disability or death, the stock option will be exercisable until the fixed termination date set forth in the stock option agreement for the number of shares that the outside director or consultant could have acquired on exercise of the stock option immediately before the outside director’s or consultant’s retirement, disability or death.

If the optionee does not exercise the stock option within that time, the stock option terminates.  Any stock option or portion of a stock option that is not vested when the optionee ceases to be our employee, outside director or consultant terminates on that date and cannot be exercised thereafter.

Notwithstanding the cessation of employment or service of an optionee, the Compensation and Leadership Development Committee may extend the expiration date of any stock option held by the optionee, but not beyond the expiration date of the stock option set forth in the applicable stock option agreement.

Awards of Restricted Stock and Restricted Stock Units

Restricted stock will constitute issued and outstanding shares of our common stock, except that a recipient will not be entitled to delivery of a certificate representing restricted stock until expiration of the restrictions applicable to it, and we will retain custody of all restricted stock issued as a dividend or otherwise with respect to restricted stock, which will be subject to the same restrictions, terms and conditions as are applicable to the awarded restricted stock.  No Restricted Stock will bear interest or be segregated in a separate account.  Restricted stock units constitute only our agreement to issue shares of our common stock or cash to the recipient after the applicable restricted period in consideration of the performance of services, and the recipient will not have any rights as a stockholder with respect to the shares of our common stock subject to the restricted stock units until such time, if any, as shares of our common stock are delivered to the recipient pursuant to the applicable agreement.  The Compensation and Leadership Development Committee currently expects that recipients of awards of restricted stock or restricted stock units may not be required to pay for the awards or, if required to pay, may be required to pay less than the fair market value of the restricted stock or restricted stock units.

The grant of a restricted stock or restricted stock unit award under the 2011 Incentive Plan should not have any federal income tax consequences, unless, in the case of a restricted stock award, the recipient makes an election under Internal Revenue Code section 83(b).  On the lapse of the restrictions of a restricted stock unit award, or a restricted stock award for which the recipient does not make an election under Internal Revenue Code section 83(b), the recipient generally recognizes taxable ordinary income equal to the fair market value of the shares of our common stock received at that time.  If a recipient of an award of restricted stock makes an election under Internal Revenue Code section 83(b) within 30 days of receiving the award, the recipient will recognize taxable ordinary income at that time equal to the then fair market value of the shares of common stock to which the award relates, but will not be subject to income tax when the restrictions lapse.  We generally must withhold tax from the recipient’s regular or supplemental wages based on the amount of ordinary income that the recipient recognizes and we are generally entitled to a business expense deduction in that amount.  To the extent provided in a restricted stock or restricted stock unit award, the recipient may satisfy the withholding obligation by paying cash or by authorizing us to withhold shares from the shares the recipient would otherwise receive on the lapse of the restrictions.

When a recipient sells shares of restricted stock for which no election was made under Internal Revenue Code section 83(b), or sells shares acquired under a restricted stock unit award, the recipient recognizes capital gain or loss equal to the difference between the selling price for the shares and the fair market value of the shares when the restrictions lapse.  If a recipient of restricted stock has made an election under Internal Revenue Code section 83(b), on selling the shares of restricted stock the recipient recognizes capital gain or loss equal to the difference between the selling price for the shares and the fair market value of the shares when the award was granted.  If the recipient holds the shares for a year or more after reporting ordinary income on the award (either when an election was made under Internal Revenue Code section 83(b) or when the restrictions lapsed), any gain on the sale of those shares is long-term capital gain.  A recipient’s sale of shares acquired on the grant of a restricted stock or restricted stock unit award generally has no tax consequences to us.

Currently, the maximum marginal federal income tax rate on an individual’s net long-term capital gains is 15% and on an individual’s ordinary income is 35%.  Because an individual may deduct up to $3,000 of net capital losses in any year, it may be advantageous to characterize gain as long-term capital gain if the recipient has capital losses from other investments.

In general, if a recipient of an award of restricted stock or restricted stock units under the 2011 Incentive Plan ceases to be our employee, director or consultant, the recipient will be entitled to the shares of our common stock issued pursuant to the award, to the extent that the restrictions on the award have lapsed at that time.  Any restricted stock or restricted stock unit award terminates to the extent that the restrictions apply at that time.

Other Matters

Without the approval of our stockholders, except for adjustments for stock splits, stock dividends, recapitalizations and other changes in our capitalization generally and except for the change in control provisions, we will not:

•                  authorize the amendment of any outstanding stock option to reduce its exercise price;

•                  cancel and replace any outstanding stock option with another stock option having a lower exercise price, or for another award, or for cash; or

•                  pay a cash bonus or grant or sell another award at the time of exercise of a stock option.

The Compensation and Leadership Development Committee may suspend or terminate the 2011 Incentive Plan at any time.  We will not grant any awards under the 2011 Incentive Plan after it is terminated.  Termination of the 2011 Incentive Plan will not, however, affect any awards of stock options, restricted stock or restricted stock units made before the termination.  The Compensation and Leadership Development Committee may amend the 2011 Incentive Plan at any time, subject in some cases to the approval of our stockholders.

The 2011 Incentive Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Internal Revenue Code section 401(a).

If our stockholders approve the 2011 Incentive Plan, we plan to register the shares of our common stock issuable under the 2011 Incentive Plan by filing a registration statement on Form S-8 with the Securities and Exchange Commission under the Securities Act of 1933.  At the same time, we plan to register for resale the shares of our common stock that are subject to the 2011 Incentive Plan by filing with that registration statement a reoffer prospectus on Form S-3.  When that registration is effective, recipients of shares of our common stock under the 2011 Incentive Plan generally will not be subject to restrictions on re-sale of those shares.

Internal Revenue Code section 409A generally provides that deferred compensation that does not satisfy the requirements of section 409A is taxable to the recipient when it vests and is subject to an additional penalty of 20% of the deferred compensation.  Treasury Regulations under section 409A provide that incentive stock options and non-qualified stock options that are issued to purchase stock generally are not treated as deferred compensation arrangements subject to section 409A, if the exercise price of the options may never be less than the fair market value of the underlying stock when the options are granted.  The 2011 Incentive Plan is intended to cause awards granted under it not to be subject to section 409A.

A copy of the 2011 Incentive Plan is attached to this Proxy Statement as Exhibit A and is incorporated herein by this reference.  The description of the 2011 Incentive Plan in this Proxy Statement is qualified in its entirety by reference to Exhibit A attached hereto.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE SIMPSON MANUFACTURING CO., INC. 2011 INCENTIVE PLAN, IN THE FORM ATTACHED AS EXHIBIT A.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors has selected PricewaterhouseCoopers LLP as the principal independent registered public accounting firm to audit our internal controls over financial reporting and our financial statements for 2011.  You will be asked to ratify that selection.  PricewaterhouseCoopers LLP has audited our financial statements since before our initial public offering in 1994.  A PricewaterhouseCoopers LLP representative will be present at the meeting, will be given an opportunity to make a statement at the meeting if he or she desires to do so, and will be available to respond to appropriate questions.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP.

PROPOSAL NO. 4

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.  At this meeting, the stockholders will vote on the following resolution:

RESOLVED that the compensation paid to this corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

As described below under “Executive Compensation — Compensation Discussion and Analysis,” we seek to closely align the interests of our Principal Executive Officer, our Principal Financial Officer and our 3 other most highly compensated executive officers (our Named Executive Officers) with the interests of our stockholders.  Our compensation programs are designed to reward our Named Executive Officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.  This vote is advisory, which means that it is not binding on us, our Board of Directors or the Compensation and Leadership Development Committee of our Board of Directors. The Compensation and Leadership Development Committee and our Board or Directors value the views of our stockholders and will take into account the outcome of the vote when considering future compensation decisions for our Named Executive Officers.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ABOVE RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 5

ADVISORY VOTE ON THE FREQUENCY OF AN

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act also provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our Named Executive Officers as disclosed in accordance with the compensation disclosure rules of the Securities and Exchange Commission, which we refer to as an advisory vote on the compensation of our Named Executive Officers.  In voting on this Proposal, stockholders may indicate whether they would prefer that we conduct future advisory votes on the compensation of our Named Executive Officers once every one, two, or three years.  Stockholders also may, if they wish, abstain from casting a vote on this proposal.  At this meeting, the stockholders will vote on the following resolution:

RESOLVED that the stockholders recommend, in a non-binding advisory vote, whether a non-binding advisory vote to approve the compensation of this corporation’s named executive officers should occur every one, two or three years.

On this resolution, a stockholder may cast a vote on the preferred voting frequency by selecting the option of one year, two years or three years, or may abstain.  The option receiving the most votes, whether one year, two years or three years, will be the option chosen by the stockholders.

Our Board of Directors has determined that an annual advisory vote on the compensation of our Named Executive Officers will allow our stockholders to provide timely, direct input on our compensation philosophy, policies and practices as disclosed in our proxy statement each year.  Our Board believes that an annual vote is therefore consistent with our efforts to engage in an ongoing dialogue with our stockholders on the compensation of our Named Executive Officers and other corporate governance matters.

The Company recognizes that the stockholders may have different views as to the best approach, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote on the compensation of our Named Executive Officers.

This vote is advisory, which means that it is not binding on us, our Board of Directors or the Compensation and Leadership Development Committee of our Board of Directors.  Our Board of Directors and its Compensation and Leadership Development Committee will, however, take into account the outcome of the vote when considering the frequency of future advisory votes on the compensation of our Named Executive Officers.  Our Board of Directors may decide that it is in the best interests of our stockholders to hold an advisory vote on the compensation of our Named Executive Officers more or less frequently than the frequency receiving the most votes cast by our stockholders.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of our Board of Directors.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE OPTION OF “ONE YEAR” AS THE PREFERRED FREQUENCY FOR ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Summary

Our philosophy on compensation is to closely align the interests of our Named Executive Officers with those of our stockholders.  Our compensation is also structured to give our employees, not just our Named Executive Officers, an opportunity to earn above-market compensation for outstanding performance, measured by our success.  Our Named Executive Officers include our Principal Executive Officer, our Principal Financial Officer and our 3 other most highly compensated executive officers.  We believe that we do this by providing a high degree of incentive to achieve both short-term and long-term goals, goals that when met, also increase our stockholders’ return.  Because payments to our employees depend on our first reaching financial goals, our stockholders participate in our returns before our employees.  To avoid unnecessary or excessive risk-taking in our compensation programs, our goals are focused on branch or company performance, not on individual performance.  Our Named Executive Officers’ total compensation comprises a mix of base salary and retirement plan contributions, a quarterly cash incentive program and long-term equity incentives.

Historically, our programs have rewarded our employees with above-market compensation during highly prosperous periods and have kept a cohesive team of our most valued employees during more challenging economic times, such as we have experienced recently.  Since we use a measure based on operating profit as the basis for both our non-equity incentive plan and our stock option plans, we believe that this is the most relevant measure to evaluate our financial performance for the purpose of making compensation decisions.

	2010		2009		2008
Performance Measure (000s)	Amount	Change	Amount	Change	Amount	Change

Income from Continuing Operations	$78,424	149.0%	$31,496	(64.7)%	$89,157	(20.8)%

CEO Cash Profit Sharing	1,224	240.4%	360	(66.5)%	1,074	(38.2)%

This table illustrates the close association of the compensation of our Named Executive Officers with our financial performance.  The other part of our incentive based compensation is stock options.  Stock options are also awarded to participating employees, including our Named Executive Officers, based on performance-based results. Generally, stock option awards are based on achieving the same operating profit goals as our cash profit sharing plans.  Once awarded, however, the value of stock option awards depends on our stock price performance over time.  Stock option awards for our Named Executive Officers vest over 4 years at a rate of 25% per year, so for our employees to realize their value, we must continually improve our operating results.

Because of the recent challenges in residential construction markets, particularly in the United States, the Compensation and Leadership Development Committee, did not make any changes to our Named Executive Officers’ base salaries in 2010, but has increased their salaries by between 3% and 8% for 2011.  In 2009, the contribution to our Named Executive Officers’ profit sharing trust account was reduced from 15% of base salary to 10% of base salary.  The contribution rate has continued at the reduced rate since then.

We encourage you to read this Compensation Discussion and Analysis in its entirety, as well as the information in the Summary Compensation Table and other related tables and disclosures, for an understanding of our compensation programs.

Analysis

The overall philosophy of our compensation program is to provide a high degree of incentive to employees by creating programs that reward achievement of specific profit goals.  We have followed the same philosophy for many years and that experience has continuously reinforced our belief that it successfully drives our financial performance.  We believe that our incentive programs, based on profit targets, align the interests of employees and stockholders, allow us to attract high-performing employees and help us retain the services of employees whose contributions are instrumental in achieving our goals.  Historically, as a means of creating a sense of unity and cooperation among our employees, we have not had any special compensation plans exclusively for executive officers.  Our Named Executive Officers are at-will employees.  We do not have a written employment agreement with any of them, and we generally do not offer any severance benefits.  We or the officer can terminate the employment relationship at any time, for any reason, with or without cause.

The primary objective of our overall compensation program is to motivate our Named Executive Officers and other officers and employees to increase stockholder value, and we aim to compensate them fairly relative to our achievement of that objective.  To retain their services, some portion of their compensation, in the form of salary and profit sharing trust contributions, should compensate them for their own investment of time, regardless of the performance of our businesses.  Each element of the compensation of our Named Executive Officers and other officers and employees possesses characteristics intended to motivate them in different ways.  We believe that coordinating the compensation elements helps us to retain the services of our Named Executive Officers, other officers and other key employees and to motivate them to achieve results that increase the value of our common stock.  The following is an analysis of the basic elements of our compensation program.

The Compensation and Leadership Development Committee of our Board of Directors believes that, to maintain a sense of unity and fairness, the forms of compensation for our Named Executive Officers generally should match those of all of our salaried employees.  Our compensation program comprises 4 basic elements:

•                  salary,

•                  payments to our defined contribution profit sharing plan,

•                  cash profit sharing, and

•                  stock options.

Role of Compensation Consultant

The Compensation and Leadership Development Committee may engage independent advisors to assist in carrying out its responsibilities.  In April 2010, the Compensation and Leadership Development Committee engaged Venture Pay Group as its compensation consultant, and in June 2010, Venture Pay Group issued its report.  The report included 3 major elements:

•                  a benchmark analysis of total direct compensation for our Named Executive Officers compared to industry peers,

•                  recommendations for potential changes to compensation programs, at several levels, to align our programs with our strategic objectives, and

•                  a review of current trends and issues in executive compensation.

The Compensation and Leadership Development Committee met with Venture Pay Group, reviewed their report with our management and has considered implementing its recommendations.  Although Venture Pay Group provided advice to the Compensation and Leadership Development Committee, the decisions made by the Compensation and Leadership Development Committee reflect factors and considerations in addition to the information and recommendations provided by Venture Pay Group.  As a result of the benchmarking information, the Compensation and Leadership Development Committee increased the base salary component of our Named Executive Officer’s Compensation for 2011 by 3% or 8% for each of our Named Executive Officers, except for Barclay Simpson whose base salary remained at the 2010 level.  See “Salary and Profit Sharing Trust Contributions” below.  As recommended by Venture Pay Group, the Compensation and Leadership Development Committee approved the Simpson Manufacturing Co., Inc. 2011 Incentive Plan, subject to stockholder approval, so that it may substitute restricted stock or restricted stock units for stock options to be granted in 2012, if we meet our 2011 operating profit goals.  The Compensation and Leadership Development Committee implemented a new long-term incentive program to give selected employees additional incentives if they help us achieve our strategic objectives. For 2011, this program includes a potential additional stock option grant to Michael J. Herbert.  See “Stock Options” below.

Comparative Market Information

Venture Pay Group compared our Named Executive Officer compensation to 2 peer groups including an Industry Match peer group compiled by Venture Pay Group and the peer group selected by ISS/Risk Metrics.

Venture Pay Group also used a set of proprietary proxy compensation survey databases to complete the benchmarking analysis.  Benchmarking was performed on total direct compensation from our most recently completed fiscal year, 2009, and on a 3-year average.  The 2 peer groups were composed of the following companies:

Venture Pay Group Industry Match Peer Group

Ameron International Corp.	Astec Industries Inc.	Blount International Inc.

Brush Engineered Materials Inc.	Ceradyne Inc.	Chart Industries Inc.

Circor International Inc.	Colfax Corp.	Eagle Materials Corp.

Esco Technologies Inc.	Graftech International Ltd.	Kaydon Corp.

Minerals Technologies Inc.	OM Group Inc.	Quanex building Products Corp.

Robbins Myers Inc.	RTI International Metal Inc.	Titanium Metals Corp.

Tredegar Crop.

ISS/Risk Metrics Peer Group

Aircastle Ltd.	American Woodmark Corp.	Ameron International Corp.

Blount International Inc.	Colfax Corp.	Columbus McKinnon Corp.

Graco Inc.	Great Lakes Dredge & Dock Corp.	GT Solar International, Inc.

Quanex building Products Corp.	Standex International Cop.	Tennent Co.

The Venture Pay Group Industry Match peer group was selected based on a broad range of publicly traded companies in related industries and with characteristics similar to ours, including industry specialization, revenues, market capitalization, net income and total assets.  Data gathered on the peer groups included base salary, bonus, total cash compensation, long-term incentives and total direct compensation.

Salary and Profit Sharing Trust Contributions

Base salary is a guaranteed minimum amount for performing the functions of the job, but salary alone provides no additional performance opportunity or motivation to increase value over the long term.  The Compensation and Leadership Development Committee determines the salaries for all of our Named Executive Officers using historical salary levels for their positions and adjustments for changes in cost of living and responsibilities.  We consider our salary levels sufficient to motivate our Named Executive Officers to perform the basic functions of their jobs.  We compensate our employees at a generally comparable level to other organizations of similar size in our industry.  Although our base salaries have historically been set at levels that the Compensation and Leadership Development Committee believes are below the market, a greater proportion of total compensation is based on a system that provides employees with incentives to attain our profitability goals.

The Compensation and Leadership Development Committee was concerned that we could lose key employees who might be enticed by higher salaries at comparable jobs.  Based on the salary levels identified in a report prepared by Semler Brossey Consulting Group, LLC in 2007, the Compensation and Leadership Development Committee decided that the salaries of some of our Named Executive Officers were substantially below the levels that those individuals would likely be paid by others for comparable services given the breadth of their responsibility and experience.  Therefore, in 2009, the Compensation and Leadership Development Committee increased the salary of our Chief Financial Officer by 25% and increased the salary of the President and Chief Executive Officer of Simpson Strong-Tie Company Inc. by 48%.  We offset those salary increases by reducing amounts, if any, that would otherwise be paid to the respective officers under our Executive Officer Cash Profit Sharing Plan, up to the amount of the respective officers’ salary increases.  Thus, the total cash compensation that we pay to each of those officers did not change, except that it increased to the extent, if any, that the amount paid to such officer under our Executive Officer Cash Profit Sharing Plan was less then the amount of such officer’s salary increase.  In April 2008, we made similar adjustments for most of our other U.S.-based salaried employees who participated in our Cash Profit Sharing Plan.  Beginning with the payment earned for the third quarter of 2010, we no longer offset the amounts of these salary increases against payments made under either our Cash Profit Sharing Plan or our Executive Officer Cash Profit Sharing Plan.  For 2011, Mr. Kingsfather, Mr. Herbert and Ms. Colonias each received a salary increase of 8%, Mr. Fitzmyers received a salary increase of 3% and Mr. Simpson did not receive a salary increase.  A comparison of our Chief Executive Officer’s 2009 salary with an average of the ISS/Risk Metrics peer group and the compensation survey benchmarks identified in the 2010 Venture Pay Group report is as follows:

		2009 Average Survey Benchmark
Position	Simpson	25th Percentile	50th Percentile

President & CEO	$336,000	$584,000	$697,000

The 2009 salaries for the other Named Executive Officers were also substantially below the 25th percentile of the benchmarks identified above, except that the salary of Michael Herbert, one of our Vice Presidents, was slightly above the 25th percentile.  As a result, the Compensation and Leadership Development Committee believes that our Chief Executive Officer’s and the other Named Executive Officers’ salaries are fair relative to salaries of their peers, given the other elements of our compensation program, even though these salaries are generally lower than those paid by companies in the general industry survey.  With the exception of Barclay Simpson’s salary, which has not increased since before our initial public offering in 1994, and except for the 2009 increases, our Named Executive Officers’ salaries have historically increased an average of about 3% per year.

We and our U.S. subsidiaries maintain defined contribution profit sharing plans for U.S.-based salaried employees, including our Named Executive Officers, and for U.S.-based non-union hourly employees.  An employee is eligible for participation in a given calendar year if he or she is an employee on the first and last days of that year and completes the minimum service requirement during that year.  The minimum service requirement for a salaried employee is at least 1,000 hours of service and for an hourly employee is at least 750 hours of service.  As of December 31, 2010, 684 employees participated in the salaried plan and 470 employees participated in the hourly plan.  Under both of these plans, our Board of Directors has exclusive discretion to authorize contributions to the plan trusts.  These plans limit contributions to the plan trusts to amounts deductible for federal income tax purposes under Internal Revenue Code section 404(a).  Michael Herbert and Karen Colonias, who are Named Executive Officers, are trustees of the plan trusts and also participate in the plan for salaried employees.  Some of our foreign subsidiaries maintain similar plans for their employees.

For all years through 2008, we made contributions to our profit sharing trust for our Named Executive Officers in amounts equal to 15% of their base salaries, up to the amounts that we were allowed to deduct from income under Internal Revenue Code section 404(a).  In addition, all employees are entitled to a proportionate share of forfeited contributions from employees who terminate their employment before fully vesting in the profit sharing plan.  The Compensation and Leadership Development Committee views these contributions and forfeitures as serving a similar objective as salaries.  In February 2009, in response to reduced profitability resulting from difficult economic conditions, the Compensation and Leadership Development Committee established a contribution amount equal to 10% of base salaries to our profit sharing trust beginning with the contribution that was made in 2010, up to the amounts that we are allowed to deduct from income under Internal Revenue Code section 404(a) for all of our and our subsidiaries’ U.S. based salaried employees.  This reduced contribution rate has continued for the contribution that is to be made in 2011 and we expect it to continue indefinitely, although the Compensation and Leadership Development Committee has discretion to consider changes to this contribution at any time.

Compensation and the Achievement of Operating Goals

The Compensation and Leadership Development Committee does not delegate its duties of determining executive officer compensation.  Our officers do, however, participate in our annual budgeting process, which forms the basis for the Compensation and Leadership Development Committee’s determination of operating profit goals used for determining qualifying income for our cash profit sharing plans and whether we grant stock options.  Our Board of Directors reviews and approves the annual budget.

Before the beginning of each year, our managers and employees propose budgets for the coming year for their respective profit centers.  Our senior managers, including our Named Executive Officers, review the proposed budgets, adjust these budgets as they consider appropriate, and present the budgets to our Board of Directors.  Our Board of Directors then considers and approves a budget that it considers appropriate for each profit center.  Based on the approved budgets, the Compensation and Leadership Development Committee determines:

•                  the return on asset goals for the coming year, on which the Compensation and Leadership Development Committee bases the qualifying income levels for both our Executive Officer Cash Profit Sharing Plan and our Cash Profit Sharing Plan; and

•                  the profitability goals for the coming year, on which the Compensation and Leadership Development Committee bases stock option grants under our 1994 Stock Option Plan.

Our Board of Directors also bases stock option grants under our 1995 Independent Director Stock Option Plan on the company-wide profitability goals.  Our Named Executive Officers are subject to the same standards as our other officers and employees for purposes of stock option grants under our 1994 Stock Option Plan and payments under our Executive Officer Cash Profit Sharing Plan.  With the few exceptions noted below in the Summary Compensation Table, we have no special programs for any of our Named Executive Officers.  Our Board of Directors and its Compensation and Leadership Development Committee aim to design the goals to be achievable, but only with considerable effort, effort the Compensation and Leadership Development Committee believes will promote the growth and profitability of our business.  Although the goals are based on the approved budgets, both the budgeting process and the setting of the goals involve subjective judgments of our Board of Directors and its Compensation and Leadership Development Committee.  The Compensation and Leadership Development Committee, according to its guidelines, has discretion to increase or decrease the size of the stock option award based on factors that it deems relevant.  For example, the Compensation and Leadership Development Committee may grant an additional stock option to an employee who is promoted during the year, if the employee’s profitability goal for that year is achieved.  The Compensation and Leadership Development Committee also has discretion to award stock options when the relevant goal is not achieved, but has never done so with respect to a Named Executive Officer.

Executive Officer Cash Profit Sharing Plan

To achieve the goal of long-term stock price appreciation, the Compensation and Leadership Development Committee believes that compensation that is based on profitability needs to incorporate both short-term and long-term elements.  It also believes that consistent achievement of short-term profitability goals is likely to result in long-term growth and, with it, stock price appreciation.  The short-term element is our non-equity incentive plan that provides compensation through two cash profit sharing plans, including our Executive Officer Cash Profit Sharing Plan for our Named Executive Officers and our Cash Profit Sharing Plan for other qualified employees.  Under our Executive Officer Cash Profit Sharing Plan, we pay quarterly incentive compensation out of the portion of our profits that exceeds a specified return on qualified assets.  The amounts are shown in the Summary Compensation Table under the heading, “Non-Equity Incentive Plan Compensation.”  At the beginning of each year, the Compensation and Leadership Development Committee reviews and approves the quarterly operating profit goal for the year, the rate of return on qualified assets, and the percentage participation of each of our Named Executive Officers.  Again, this process involves subjective judgment and is not amenable to numerical or statistical analysis.  The Compensation and Leadership Development Committee generally defines the quarterly operating profit goal as:

Income from operations for Simpson Strong-Tie Company Inc.

Plus:	Stock compensation charges
Certain incentive compensation and commissions
Salaried pension contributions

Self-insured workers’ compensation costs

Equals:         Operating profit

The adjustments to income from operations are excluded because they are not specifically within our officers’ control. This formula includes items that affect profitability that our officers can influence, such as staffing levels, direct and indirect manufacturing costs, and operating expenses, and the Compensation and Leadership Development Committee believes this is likely to promote prudent allocation of resources.

The Compensation and Leadership Development Committee bases qualifying levels on the value of the net operating assets of Simpson Strong-Tie Company Inc., multiplied by a rate of return on those assets.  We set the qualifying level based on average assets, net of specified liabilities, at quarterly intervals. We project the qualifying level for the coming year in the budgeting process at the beginning of the year and use it to estimate Executive Officer Cash Profit Sharing in the operating budget.  We generally determine the return on assets as follows:

Average assets, net of specified liabilities, for the 3 months ended on the last day of the second month of the quarter

Less:	Cash
Real estate
Acquired assets (excluding cash, real estate, goodwill and indefinite lived intangible assets) based on tiered phase-in schedule*
Goodwill and indefinite lived intangible assets
Self-insured workers’ compensation reserves

Multiplied by:	Specified return on asset percentage for Simpson Strong-Tie Company Inc.

Equals:	Qualifying level

*The phase-in period for the acquired assets into the average asset base is as follows:

Year 1	0%
Year 2	33%
Year 3	66%
Year 4	100%

We believe this formula includes items that are likely to affect the return on assets that our officers can influence, such as staffing levels, direct and indirect manufacturing costs, and operating expenses, and promotes prudent allocation of resources.

The operating profit goal is a targeted value, and the qualifying level is a threshold return on assets at which the Executive Officer Cash Profit Sharing Plan compensation levels are determined.  If the operating profit of Simpson Strong-Tie Company Inc. exceeds the qualifying level, compensation is paid to the officer out of that excess.  If the operating profit realized falls short of the qualifying level, no compensation is paid.

The Compensation and Leadership Development Committee bases individual percentages of participation on job function for our Named Executive Officers. Management sets the individual percentages for participants in our Cash Profit Sharing Plan.  The Compensation and Leadership Development Committee generally may give higher participation percentages to those with more responsibility.  For example, our Chief Executive Officer receives a higher percentage of the available pool than our other officers.  The Compensation and Leadership Development Committee has discretion to increase, reduce or eliminate any award under our Executive Officer Cash Profit Sharing Plan, but the percentage of the qualifying level that each officer receives generally does not change during the year, except for minor changes when other participants enter or leave the pool during the year.  We do not guarantee any minimum payments to our Named Executive Officers under our Executive Officer Cash Profit Sharing Plan.  We believe that our Executive Officer Cash Profit Sharing Plan motivates our Named Executive Officers to maximize our short-term profits and rewards them when those profits are realized.  With occasional adjustments that the Compensation and Leadership

Development Committee felt were warranted, we have implemented this program for many years, and we believe it has contributed substantially to our success.

In 2010, the Compensation and Leadership Development Committee did not specifically target, or benchmark, the amount of short-term incentive compensation to be paid to our Named Executive Officers to any particular percentile or level within the prior benchmarking studies.

Based on our operating profit goal for each of the 4 quarters of 2011, our officers may receive a payout after our quarterly earnings are announced to the public.  If the operating profit is lower or higher than the targeted operating profit, the payout will be correspondingly lower or higher, but we generally do not make any payment when the operating profit for the quarter is less than the qualifying level for the quarter.

For the full year 2011, the annual operating profit goals, qualifying levels and targeted payouts for each of the following executive officers are as follows:

	Operating	Operating	Qualifying	Targeted
	Unit	Profit Goal	Level	Payout{1}

Thomas J Fitzmyers	Simpson	$93,979,000	$57,353,000	$933,000
	Strong-Tie
	Company Inc.

Barclay Simpson	Simpson	93,979,000	57,353,000	268,000
	Strong-Tie
	Company Inc.

Phillip Terry Kingsfather	Simpson	93,979,000	57,353,000	408,000
	Strong-Tie
	Company Inc.

Michael J. Herbert	Simpson	93,979,000	57,353,000	383,000
	Strong-Tie
	Company Inc.

Karen Colonias	Simpson	93,979,000	57,353,000	383,000
	Strong-Tie
	Company Inc.

Jeffrey E. Mackenzie	Simpson	93,979,000	57,353,000	178,000
	Strong-Tie
	Company Inc.

{1}         Amounts expected to be paid for the full year of 2011 if operating profit goals established at the beginning of the year are met and qualifying levels are as projected at the beginning of the year.

We use these parameters only to provide incentive to our officers and employees who participate in our Executive Officer Cash Profit Sharing Plan and our Cash Profit Sharing Plan.  You should not draw any inference whatsoever from these parameters about our future financial performance.  You should not take these parameters as projections or guidance of any kind.

For 2010, the operating profit goals, the qualifying level and the targeted payout that we presented in our Form 8-K, filed December 17, 2009, are reprinted below, along with the amounts that we paid to our Named Executive Officers for the four calendar quarters of 2010.

	Operating	Operating	Qualifying	Targeted	Actual
	Unit	Profit Goal	Level	Payout{1}	Payout

Thomas J Fitzmyers	Simpson	$58,601,000	$49,107,000	$443,000	$1,232,645
	Manufacturing
	Co., Inc.

Barclay Simpson	Simpson	58,601,000	49,107,000	127,000	354,086
	Manufacturing
	Co., Inc.

Phillip Terry Kingsfather	Simpson	56,708,000	46,532,000	147,000	536,509
	Strong-Tie
	Company Inc.

Michael J. Herbert	Simpson	58,601,000	49,107,000	156,000	480,138
	Manufacturing
	Co., Inc.

Karen Colonias	Simpson	58,601,000	49,107,000	156,000	480,138
	Manufacturing
	Co., Inc.

{1}         Amounts were expected to be paid for the full year of 2010 if operating profit goals established at the beginning of the year were met and qualifying levels were as projected at the beginning of the year.

The actual payout in the table above is the sum of the payouts for each of the quarters during the year in which a payment under the Executive Officer Cash Profit Sharing Plan is made to the Named Executive Officer.  The quarterly payout, if any, for each of the Named Executive Officers in 2010 is computed as follows:

				Named
				Executive
	Actual			Officer	Actual Payout Under Executive Officer Cash Profit Sharing Plan
	Operating	Actual		Profit					Phillip
	Profit/	Qualifying	Qualifying	Sharing	Thomas J	Barclay	Michael J.	Karen	Terry
Quarter	(Loss)	Level	Income	Pool{1}	Fitzmyers	Simpson	Herbert	Colonias	Kingsfather

Simpson Manufacturing Co., Inc.
First	$19,367,000	$12,570,000	$6,797,000	$379,000	$164,825	$47,347	$54,598	$54,598
Second	40,640,000	14,403,000	26,237,000	1,312,000	570,599	163,908	221,286	221,286
Third	33,948,000	13,996,000	19,952,000	1,109,000	482,335	138,555	198,139	198,139
Fourth	10,490,000	12,397,000	—	34,000	14,886	4,276	6,115	6,115
					$1,232,645	$354,086	$480,138	$480,138

Simpson Strong-Tie Company Inc.
First	$20,496,000	$11,505,000	$8,991,000	$90,000					$67,775
Second	40,484,000	13,264,000	27,220,000	257,000					234,967
Third	34,733,000	12,769,000	21,964,000	227,000					227,266
Fourth	10,490,000	12,397,000	—	7,000					6,501
									$536,509

{1}      Included in Simpson Manufacturing Co., Inc. and Simpson Strong-Tie Company Inc. operating units are portions of branch level profit sharing pool shared with home office employees, including the Named Executive Officers.  In the first and second quarters, the actual payouts total less than the amounts in the profit sharing pool because the payouts were reduced by 2009 salary increases paid to Mr. Herbert and Mr. Kingsfather.  The treatment of these items is the same under both the Executive Officer Cash Profit Sharing Plan and the Cash Profit Sharing Plan.

We compute the Qualifying Income, if any, as the difference between the Actual Operating Profit and the Actual Qualifying Level.  Qualifying Income is the basis for the computation of amounts available to be distributed under both our Cash Profit Sharing Plan and our Executive Officer Cash Profit Sharing Plan.  For each of the quarters during 2010, we computed the profit sharing pool for the Named Executive Officers for the operating units, as a percentage of the Qualifying Income, as follows:

Simpson Manufacturing Co., Inc.	4.35%
Simpson Strong-Tie Company Inc.	0.83%

Based on historical information about the profitability of each of the operating units, the Compensation and Leadership Development Committee of our Board of Directors approves these percentages so that they correspond to the effort put forth and the results achieved by the participants.  The Compensation and Leadership Development Committee may adjust the percentages from time to time so that the program will continue to create equitable results for all participants, including our Named Executive Officers.  A portion of the profit sharing pool from the branch level operating units is shared with home office employees, including the Named Executive Officers, in consideration for their contributions to the success of the branch level operating units.  We add this amount to the computed Named Executive Officer profit sharing pool to determine the amount available to be paid to our Named Executive Officers.  We then divide the Named Executive Officer profit sharing pool among the Named Executive Officers that participate in each pool at percentages approved by the Compensation and Leadership Development Committee at the beginning of the year.  The participation by each of the Named Executive Officers within the operating unit’s profit sharing pool is determined based on the officer’s level of responsibility and contribution to the success of the operating unit. Unless the composition or responsibilities of the Named Executive Officers change, these participation rates generally do not change substantially from year to year, although the Compensation and Leadership Development Committee has discretion to make changes that it considers appropriate.

Our Executive Officer Cash Profit Sharing Plan is intended to comply with Internal Revenue Code section 162(m) and the related regulations and interpretations.  For these officers, our Executive Officer Cash Profit Sharing Plan replaced our Cash Profit Sharing Plan described below, in which all officers had participated for over 25 years.  The total awards to any participating officer under the Executive Officer Cash Profit Sharing Plan earned during the 4 quarters of a calendar year may not exceed $2,500,000.  In other respects, our Executive Officer Cash Profit Sharing Plan provides incentive compensation to the participating officers on the same terms as apply to other employees under our Cash Profit Sharing Plan.  Our Executive Officer Cash Profit Sharing Plan enables us to deduct fully, for federal income tax purposes, amounts we pay to participating officers under our Executive Officer Cash Profit Sharing Plan.  In 2010, only the payments to our Chief Executive Officer exceeded $1,000,000 under our Executive Officer Cash Profit Sharing Plan.

Our Board of Directors has delegated the oversight of our Executive Officer Cash Profit Sharing Plan to its Compensation and Leadership Development Committee.  The Compensation and Leadership Development Committee has sole discretion and authority to administer and interpret our Executive Officer Cash Profit Sharing Plan in accordance with Internal Revenue Code section 162(m).  The Compensation and Leadership Development Committee may at any time amend our Executive Officer Cash Profit Sharing Plan, subject in some cases to the approval of our stockholders, or may terminate it at any time.

The Compensation and Leadership Development Committee determines the amount of the award that each of the participating officers will be eligible to receive under the Executive Officer Cash Profit Sharing Plan each fiscal quarter.  The Compensation and Leadership Development Committee bases awards on a percentage of the amount by which the operating profit, as defined by the Compensation and Leadership Development Committee, exceeds the qualifying level for the fiscal quarter.

We maintain our Cash Profit Sharing Plan for the benefit of our employees and our subsidiaries’ employees, other than the officers who participate in our Executive Officer Cash Profit Sharing Plan discussed above.  Because it excludes our most highly compensated employees, the Cash Profit Sharing Plan is not covered by Internal Revenue Code section 162(m), and we believe that compensation paid under it is tax deductible.  We may change, amend or terminate our Cash Profit Sharing Plan at any time.  Under our Cash Profit Sharing Plan, as currently in effect, the Compensation and Leadership Development Committee reviews and approves a qualifying level for the coming fiscal year for Simpson Strong-Tie Company Inc. and its qualifying branches.  The qualifying level equals the value of the net operating assets, as defined by the Compensation and Leadership Development Committee, of Simpson Strong-Tie Company Inc. or its respective branches, multiplied by a rate of return on those assets, as determined by the Compensation and Leadership Development Committee.  If profits exceed the qualifying level in any fiscal quarter, we pay a portion of the excess to the eligible employees as cash compensation.  Our executive officers determine, and the Compensation and Leadership Development Committee reviews and approves, the percentage of the excess that we will distribute and the rates we use to calculate the amounts that we distribute to participants.  Whether or not we pay amounts in any quarter under our Cash Profit Sharing Plan does not affect an employee’s ability to earn amounts in any other quarter under our Cash Profit Sharing Plan.  Under our Cash Profit Sharing Plan, we paid amounts totaling $15.0 million in 2010, $7.9 million in 2009 and $17.5 million in 2008.

Stock Options

The Simpson Manufacturing Co., Inc. 1994 Stock Option Plan affords our Named Executive Officers and other selected employees, directors and consultants the opportunity to own shares of our common stock, by which we intend:

•               to enhance our ability to retain the services of persons who are now officers, employees, directors or consultants,

•               to secure and retain the services of new officers, employees, directors and consultants, and

•               to provide incentives for them to exert maximum efforts for our success.

While the purpose of our Executive Officer Cash Profit Sharing Plan is to motivate our officers to achieve short-term profit goals, we believe that compensation through the grant of stock options motivates our key employees to pursue long-term stock price appreciation. We believe this because our program requires achieving an annual profitability goal to receive a stock option grant and a sustained effort as the stock options vest and mature to realize substantial value.  In addition, rather than making a single large grant, our program generally grants stock options in smaller annual increments, only for years when we meet our profitability goals.

We established the principal terms of the stock option grants when we adopted the 1994 Stock Option Plan, and we have generally applied them consistently since then.  We believe that they generally are below the range of comparable compensation plans identified in the Venture Pay Group Industry Match peer group.  Under our 1994 Stock Option Plan, we grant non-qualified stock options that have 7-year terms, except for those we grant to Barclay Simpson, which have 5-year terms.  Each stock option has an exercise price equal to the contemporaneous closing market price, except for options we grant to Barclay Simpson, which have exercise prices that are 110% of the contemporaneous closing market prices.  Stock options granted to Named Executive Officers vest annually over the first 4 years at a rate of 25% per year.  Stock option grants for every participating employee, including a Named Executive Officer, will become fully vested if the employee ceases to be employed by us after reaching age 60 or in the event of a change in control.  We believe that this allows employees, who have made substantial contributions during their careers, to retire without having to give up any of the value that they have earned on their previously granted stock options.  We also believe that it is appropriate to accelerate the vesting of outstanding stock options on a change in control, because we do not afford other significant termination benefits to our employees.  The 1994 Stock Option Plan is qualified under Internal Revenue Code section 162(m).

We believe that stock options align the interests of our Named Executive Officers with the interests of our stockholders, because the Named Executive Officers realize value from stock options only to the extent that the price of our common stock appreciates after we grant the options.  We make an annual stock option grant to a Named Executive Officer only when the profit center for which he or she is responsible achieves its profitability goals for the preceding year.  For 2011, since we sold the assets of Simpson Dura-Vent Company, Inc., all of our Named Executive Officers’ operating profit goal is for Simpson Strong-Tie Company, Inc.  If we meet this operating profit goal for 2011, computed as income from operations of Simpson Strong-Tie Company, Inc. plus stock compensation charges, certain incentive compensation and commissions, salaried pension contributions and self-insured workers’ compensation costs, we anticipate granting stock options to the following executive officers for the following numbers of shares of our common stock:

	Operating	Option
	Profit Goal	Grant

Thomas J Fitzmyers	$93,979,000	18,000 shares

Barclay Simpson	93,979,000	2,000 shares

Phillip Terry Kingsfather	93,979,000	56,000 shares

Michael J. Herbert	93,979,000	12,000 shares

Karen Colonias	93,979,000	22,000 shares

Jeffrey E. Mackenzie	93,979,000	40,000 shares

In addition, the Compensation and Leadership Development Committee approved the grant of additional stock options to Mr. Herbert if we exceed our budgeted goal for international sales in 2011 by 5% or more.  The additional stock options, if earned, will be for at least 2,975 shares, to increase ratably as the sales goal is exceeded from 5% to 10% and from 10% to 15%, to a maximum of 11,900 shares, as follows:

Option
Grant

105% of sales goal — $137,539,500{1}	2,975 shares
110% of sales goal — $144,089,000{1}	5,950 shares
115% of sales goal — $150,638,500{1}	11,900 shares

{1}      The sales goal relates to sales outside of North America.

We believe our formula for computing the operating profit goals includes items that are likely to affect profitability and that our officers can influence, such as staffing levels, direct and indirect manufacturing costs, and operating expenses and promotes prudent allocation of resources.

We use these parameters only to provide incentive to our officers and employees who participate in our 1994 Stock Option Plan.  You should not draw any inference whatsoever from these parameters about our future financial performance.  You should not take these parameters as projections or guidance of any kind.

Our Board of Directors adopted and our stockholders approved our 1994 Stock Option Plan prior to our initial public offering in 1994.  We amended our 1994 Stock Option Plan in 1997, 2000, 2002, 2004 and 2008.  Our stockholders approved the 1997, 2000, 2002 and 2008 amendments.  We may not sell more than 16 million shares of common stock (including shares already sold) pursuant to all options granted under our 1994 Stock Option Plan.  Common stock sold on exercise of stock options granted under the 1994 Stock Option Plan may be previously unissued shares or reacquired shares, bought on the market or otherwise.

The Compensation and Leadership Development Committee generally targets the number of shares subject to stock option grants to all employees, including our Named Executive Officers, to approximate 1.0% to 1.3% of our total outstanding stock each year.  This range is a general guideline that the Compensation and Leadership Development Committee believes should avoid undue dilution, in any given year, of our stockholders’ investment.  In 2011, we granted options to purchase 1,362,000 shares, about 2.7% of our outstanding common stock, out of a possible 1,558,000 shares that the Compensation and Leadership Development Committee had approved for operating profit performance during 2010.  Our Chief Executive Officer and the other Named Executive Officers all met their operating profit goals for 2010, and we therefore granted to them in 2011 stock options for a total of 256,000 shares.  For 2011, the Compensation and Leadership Development Committee approved a number of shares equal to approximately 2.6% of the outstanding shares of our common stock for possible stock option grants in 2012.  This amount for 2011 exceeds the range described above, because we granted options for only 377,500 shares, approximately 0.8% of our outstanding shares of our common stock, over the last 4 years ended with the stock options granted in 2010, and the Compensation and Leadership Development Committee felt it was fair and appropriate to give our officers and employees additional incentive to achieve our profitability goals and to include several new participants in the stock option plan.  Of the stock options granted over the last 4 years, 4,000 were granted to our current Named Executive Officers.  If we meet all of our operating profit goals for 2011, we anticipate granting stock options under our 1994 Stock Option Plan to purchase 1,302,380 shares, 161,900 of which would be granted to potential Named Executive Officers.

The Compensation and Leadership Development Committee determines the number of shares subject to stock options that we grant to each of our officers based on several factors, including position, length of service, prior stock option grants and shares of our stock owned.  The Compensation and Leadership Development Committee uses these and other factors that it considers relevant in particular cases, in an effort to make each employee’s award commensurate with the employee’s contribution.  These judgments are largely subjective, and the factors are not weighted in any particular way. See “Wealth Accumulation” below.  For example, when an employee becomes an officer, the Compensation and Leadership Development Committee may grant to the officer an option for a number of shares that the Compensation and Leadership Development Committee believes will afford the officer enough of an investment in our common stock to align the officer’s interests with the interests of our stockholders.  After the officer achieves that level of investment, the Compensation and Leadership Development Committee generally grants stock options for fewer shares to the officer.  The intent of the 1994 Stock Option Plan is to reward performance achievements with future value.  The Compensation and Leadership Development Committee believes that our long-term incentives are lower than competitive practice, based on the 2010 report from Venture Pay Group.

Timing of Stock Option Grants

The Compensation and Leadership Development Committee approves the number of shares to be granted under our 1994 Stock Option Plan and the general terms of the grant on achieving the profitability goals set at the beginning of the year.  The only variable that remains after the end of the year is the determination of whether we have achieved our goals.  The Compensation and Leadership Development Committee cannot make this determination until the financial statements are prepared and the financial statement audit by our independent registered public accounting firm is substantially complete.  The Compensation and Leadership Development Committee ordinarily meets to finalize the stock option grants within a few days of announcing our financial results for the year.  It is our policy that the exercise price of each such stock option equals the closing price of our common stock reported by the New York Stock Exchange at the close of trading on the day before the meeting, which may or may not be the day of the announcement.  In 2011, the Compensation and Leadership Development Committee granted options to purchase 1,362,000 shares on the day of the announcement and therefore set the exercise price at the closing price on the day before the announcement of our fourth quarter 2010 earnings (February 2, 2011).  We follow this practice for all stock option grants under the 1994 Stock Option Plan, not just grants to our officers.  We generally grant stock options only once each year and do not ordinarily grant stock options at other times, such as when employees are newly hired or promoted, although the Compensation and Leadership Development Committee has the discretion to do so.

Under our 1995 Independent Director Stock Option Plan, our Board of Directors grants options to our independent directors as of the February 15th following each year in which we achieve our company-wide operating goals.  Our Board of Directors did not choose this date to coincide with the release of information and has consistently applied this procedure since we adopted the 1995 Independent Director

Stock Option Plan.  We achieved our profitability goals for 2010, and we therefore granted stock options on 5,000 shares to each our independent directors in 2011.

Wealth Accumulation

Our compensation programs for our Named Executive Officers, as well as other high-performing employees, are predominately based on quarterly and annual operating results.  We believe that we should award above-average compensation for above-average performance and that we should closely tie the reward to that performance.  As a result, we believe our compensation structure allows high-performing employees the opportunity to accumulate wealth for themselves, while creating value for our stockholders.  A feature of our 1994 Stock Option Plan, however, allows us to limit excess grants of stock options to certain individuals.  When an employee is promoted into a key role, such as an officer of Simpson Manufacturing Co., Inc., Simpson Strong-Tie Company Inc. or one of its subsidiaries, we may give the employee an opportunity to earn a grant of a stock option for a substantial number of shares if the employee meets his or her operating goals.  The Compensation and Leadership Development Committee sets limits for these employees that, when reached, are removed from their annual grant targets.  The Compensation and Leadership Development Committee believes that this approach balances appropriate incentive for selected key employees to continue to perform at a high level, against avoiding excessive accumulation of stock option grants by reducing the number of shares available for grant after the employee reaches an amount that the Compensation and Leadership Development Committee judges to be appropriate.

Employee Stock Bonus Plan

Under our 1994 Employee Stock Bonus Plan, we award shares of our common stock, based on years of service, to employees who do not participate in our 1994 Stock Option Plan.  The Compensation and Leadership Development Committee reviews and approves the number of shares we award, as well as the period of service.  The Compensation and Leadership Development Committee has tried to balance the amount of the stock bonus awards over the years as the stock price has fluctuated, by increasing or reducing the number of shares that we award in a given year.  We also award cash bonuses to these employees to compensate for their income taxes payable as a result of these bonuses.  We have generally issued the shares to an employee in the year following the year in which the employee reached a tenth anniversary.  None of our Named Executive Officers participates in our 1994 Employee Stock Bonus Plan.

Material Risk Considerations of Compensation Policies

We face various types of risk daily, including market risk, credit risk and currency risk, as well as general business risk.  Our compensation programs look at longer time frames from one quarter to one year and beyond one year.  Therefore, we do not feel that they expose us to undue risk-taking.  To compete in and expand our markets, however, some risk is unavoidable and in some cases desirable and appropriate.

While our compensation programs reward our employees for time spent at work and for the achievement of specific performance objectives, we also consider how and to what extent these programs encourage risk-taking.  We believe that our cash profit sharing and stock option plans promote a measured approach to areas of risk that we face as an organization.  While the objectives of the plans are to achieve and increase our profitability, we believe they also encourage sound financial management and the safeguarding of our assets.  In addition, we believe our compensation programs promote a sense of unity and cooperation among all of our employees, not just our executive officers, affording less opportunity and incentive for an individual employee to take undue risk in an attempt to increase his or her own compensation at the expense of the long-term health of the Company.

Through our cash profit sharing incentive plans, employees are encouraged to maximize quarterly profits by increasing revenues and reducing costs.  Compensation under these plans is paid on a quarterly basis, and we impose no claw-back provisions that would recover payments made for a quarter as a result of our performance in a later quarter.  While the quarterly time horizon could potentially create opportunities for employees to maximize income in one quarter at the expense of a future quarter, we feel that this risk is balanced in the longer-term aspects of the cash profit sharing plan, as it is an ongoing program and income shifted from one quarter to another would not likely increase total bonus payments over time.  It is also mitigated in the use of the qualifying level component of the program which rewards prudent stewardship of assets and sound allocation of resources.  This effect is further balanced by our stock option plan, which requires profitability goals to be met for a full year before we grant stock options, and then the stock options generally vest over 4 years from the grant dates.  The value of a stock option grant also depends on appreciation of the stock price over the term of the option, which typically is 7 years. Any attempt to maximize profits in the short term at the expense of financial health in the long term would work against our employees’ incentive to maximize their compensation.

Summary Compensation Table

The table below provides information on compensation for the year ended December 31, 2010, for our Named Executive Officers — our Principal Executive Officer, our Principal Financial Officer and our 3 other most highly compensated executive officers.  Michael J. Herbert was our Principal Financial Officer until May 2009; Karen Colonias was our Principal Financial Officer from May 2009 through December 2010.  The amounts shown include all compensation for services to us and our subsidiaries in all capacities.

				Non-
				Equity
			Option	Incentive	All
Name and			Awards	Plan	Other
Principal Position	Year	Salary($)	($){1}	Compensation($){2}	Compensation($){3}		Total($)

Thomas J Fitzmyers, Our President and Chief Executive Officer	2010	336,036	—	1,224,419	56,015	{4}	1,616,470
	2009	336,036	—	359,750	61,621	{4}	757,407
	2008	336,036	—	1,074,278	55,789	{4}	1,466,103

Karen Colonias Our Chief Financial Officer and Secretary	2010	262,119	—	474,023	24,969		761,111
	2009	232,490	—	147,683	25,858		406,031

Michael J. Herbert	2010	262,119	—	474,023	26,667	{5}	762,809
Our Vice President	2009	262,119	—	121,560	32,915	{5}	416,594
	2008	213,727	—	435,221	32,234	{5}	681,182

Barclay Simpson,	2010	150,000	—	351,723	15,714		517,437
Our Chairman of the Board	2009	150,000	—	103,340	22,830		276,170
	2008	150,000	—	308,594	23,013		481,607

Phillip T. Kingsfather, President and Chief Executive Officer of Simpson Strong-Tie Company Inc.	2010	275,000	—	529,055	156,667	{6}	960,722
	2009	275,000	—	139,749	158,257	{6}	573,006
	2008	187,458	—	538,236	157,654	{6}	883,348

{1}      We determined the value of stock option awards by multiplying the number of shares subject to the stock option by the fair value per share as of the grant date.  We applied the Black-Scholes stock option pricing model to determine fair value in accordance Accounting Standards Codification Topic 718 Compensation — Stock Compensation.  No stock options awards were granted to any of our Named Executive Officers in 2010.

In January 2005, our Board of Directors resolved to accelerate the vesting of all unvested stock options in the event of a change in control.  See “Grants of Plan-Based Awards” below.

{2}      Awards earned under our Executive Officer Cash Profit Sharing Plan are earned in 1 quarter and paid in the following quarter.  The amount in this column represents all cash paid during the specified years under our Executive Officer Cash Profit Sharing Plan.  No amounts are deferred or payable by their terms at a later date. See “Executive Compensation — Compensation Discussion and Analysis — Executive Officer Cash Profit Sharing Plan” above.

{3}      For 2010, amount includes a contribution of an amount equal to 10% of each officer’s salary, earned in the preceding year, for each of the specified years to the officer’s profit sharing trust account, up to the annual qualified contribution limit of $24,500 per account, plus funds forfeited by other employees who terminated from the profit sharing trust with an unvested balance.  For 2009 and 2008, amount includes a contribution of an amount equal to 15% of each officer’s salary, earned in the preceding year, for each of the specified years to the officer’s profit sharing trust account, up to the annual qualified contribution limits of $34,500 and $33,750, for 2009 and 2008, respectively, per account, plus funds forfeited by other employees who terminated from the profit sharing trust with an unvested balance.

{4}      Includes:

	2010	2009	2008

Profit sharing trust contribution and forfeitures	$25,667	$35,006	$34,520
Hire of aircraft	19,385	20,809	13,971
Reimbursement of personal income taxes related to hire of aircraft	10,963	5,806	7,248
Charitable gift matching contributions	—	—	50

The amount related to Mr. Fitzmyers’ use of an aircraft included travel between his home and our offices and travel on business.  The total cost to us for chartering aircraft, including Mr. Fitzmyers’ compensation, approximated $532,000 in 2010, $409,000 in 2009 and $274,000 in 2008.  In computing the compensation cost of airplane use, we applied the Standard Industrial Fare Level tables prescribed by applicable Internal Revenue Service regulations.  The independent members of our Board of Directors unanimously approved this arrangement.

{5}      Includes:

	2010	2009	2008

Profit sharing trust contribution and forfeitures	$25,667	$31,915	$31,234
Charitable gift matching contributions	1,000	1,000	1,000

{6}  Includes:

	2010	2009	2008

Profit sharing trust contribution and forfeitures	$25,667	$28,257	$27,654
Housing allowance	130,000	130,000	130,000
Charitable gift matching contributions	1,000	—	—

The amount related to Mr. Kingsfather’s housing allowance included incremental financing and transaction costs.  In December 2010, the Compensation and Leadership Development Committee extended Mr. Kingsfather’s housing allowance for an additional 1 year through July 2012.  The independent members of our Board of Directors unanimously approved this arrangement.

Compensation and Leadership Development Committee Interlocks and Insider Participation

The Compensation and Leadership Development Committee of our Board of Directors currently comprises Jennifer A. Chatman, Chair, Peter N. Louras, Jr. and Barry Lawson Williams, all of whom are independent directors.  Ms. Chatman, Mr. Louras and Mr. Williams have no relationships with us or any of our subsidiaries, other than as members of our Board of Directors and its committees.  During 2010, Gary Cusumano was also a member of the Compensation and Leadership Development Committee, but he relinquished that role in February 2011.

Transactions with Related Persons, Promoters and Certain Control Persons

In 2003, Thomas J Fitzmyers, our Chief Executive Officer and a member or our Board of Directors, leased an airplane that a third-party charter company manages.  He sold this airplane in 2009. We paid the charter company standard hourly rates when Mr. Fitzmyers used this airplane to travel between his home and our offices or to travel on business.  Mr. Fitzmyers was responsible for maintaining the airplane, and he received a portion of the payments that we made to the charter company for its use, whether by us or others.  Since the sale of this airplane, we continue to pay a charter service for Mr. Fitzmyers’ travel between his home and our offices and to travel on business under a similar arrangement.  In 2010, we paid approximately $532,000 for Mr. Fitzmyers to use of this and other airplanes, including $30,348 that we paid to Mr. Fitzmyers as compensation (see Summary Compensation Table above).  The members of our Board of Directors who are not employees or officers unanimously approved this arrangement.

Grants of Plan-Based Awards

We generally grant options under our 1994 Stock Option Plan once each year, in January or February, on the day that the Compensation and Leadership Development Committee meets to approve the grants that employees earned by meeting or exceeding our goals for the preceding fiscal year.  The exercise price per share under these options generally equals or exceeds the closing market price per share of our common stock as reported by the New York Stock Exchange for the day preceding the date of the Compensation and Leadership Development Committee meeting.  In 2010 and 2009, we granted options under our 1994 Stock Option Plan to purchase, respectively, 148,000 and 53,000 shares of our common stock pursuant to commitments related to the respective preceding fiscal years.  We did not grant any options under our 1994 Stock Option Plan to any of the Named Executive Officers during 2010.

Generally, options that the Compensation and Leadership Development Committee grants under the 1994 Stock Option Plan vest (become exercisable) in increments over 4 years.  Our Board of Directors has, however, resolved to accelerate the vesting of options in two situations.  First, when an employee ceases employment with us after reaching age 60, all of the employee’s unvested options vest fully.  Second, all outstanding options under the 1994 Stock Option Plan will fully vest, and must be exercised, on a change in control of Simpson Manufacturing Co., Inc.  For this purpose, we define a “change in control” as one of the following:

•                  a merger or consolidation in which we are not the surviving corporation, if the surviving corporation refuses to assume or continue our options, or to substitute similar options, or our options do not otherwise continue in effect;

•                  a reverse merger in which we are the surviving corporation, but as part of the merger the outstanding shares of our common stock convert into other securities, cash or other property, if the surviving corporation refuses to assume or continue our options, or to substitute similar options, or our options do not otherwise continue in effect; or

•                  the dissolution or liquidation of Simpson Manufacturing Co., Inc.

These acceleration provisions apply to all participants in our 1994 Stock Option Plan, including our Named Executive Officers.

Outstanding Equity Awards at Fiscal Year End

As of December 31, 2010, our Named Executive Officers held the following stock options that had been granted under our 1994 Stock Option Plan:

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option	Option
	Options	Options		Exercise	Expiration
Name	(#) Exercisable	(#) Unexercisable{1}		Price($)	Date

Thomas J Fitzmyers	9,000	—		34.900	12/31/11
	9,000	—		40.720	01/25/13

Karen Colonias	3,000			34.900	12/31/11
	3,000	—		40.720	01/25/13
	1,916	84	{2}	33.620	02/01/14

Michael J. Herbert	4,000			34.900	12/31/11
	4,000	—		40.720	01/25/13

Barclay Simpson	1,000	—		44.792	01/25/11

Phillip T. Kingsfather	22,000	—		34.900	12/31/11
	33,000			40.720	01/25/13
	1,500	500	{3}	33.620	02/01/14

{1}      As discussed above — see “Grants of Plan-Based Awards” — vesting of stock options will accelerate on a change in control or on the optionee ceasing employment with us after reaching age 60.

{2}      Unless vesting accelerates as discussed above, options vest at the rate of 1/48th per month each month beginning with the first month after the month of grant.

{3}      Unless vesting accelerates as discussed above, options vest at the rate of 1/4th per year on the anniversary of the date of grant.

Stock Option Exercises and Stock Vested

The following table provides information for the year ended December 31, 2010, on the exercise of stock options granted to our Named Executive Officers under our 1994 Stock Option Plan:

	Stock Option Awards
	Shares	Value
	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)

Thomas J Fitzmyers	18,000	21,737
Karen Colonias	20,000	36,515
Michael J. Herbert	110,000	132,950
Phillip T. Kingsfather	3,334	6,247

Potential Payments on Termination or Change in Control

We do not currently have or plan to adopt any deferred compensation programs or defined benefit pension plans and generally do not pay benefits after termination of employment.  We may, however, compensate a former employee after terminating employment with us, by way of the acceleration of vesting of stock options on voluntary termination after reaching the age of 60 or in the event of a change in control.  In either event, no compensation would be provided to any of the Named Executive Officers so long as the market value per share of our common stock is less than $30.91, the closing price per share on December 31, 2010.

Director Compensation

The following table provides information on compensation for the year ended December 31, 2010, that we paid to our directors who are not also our employees or officers.  The amounts shown include all compensation for services to us.

	Fees
	Earned or	All
	Paid in	Other	Total
Name	Cash($)	Compensation($){1}	($)

Jennifer A. Chatman	90,000	1,000	91,000
Earl F. Cheit	98,000	—	98,000
Gary M. Cusumano	87,000	—	87,000
Peter N. Louras, Jr.	89,000	—	89,000
Robin G. MacGillivray	84,000	—	84,000
Barry Lawson Williams	92,000	1,000	93,000

{1}      Represents matching contributions made by us for charitable gifts made by the director.

We pay each of our directors whom we do not compensate as an officer or employee —

•                  an annual retainer of $40,000,

•                  a fee of $2,000 for attending a scheduled meeting of our Board of Directors, whether he or she attends in person or by telephone,

•                  a fee of $2,000 for attending a scheduled committee meeting held on a day when our Board of Directors does not meet, whether or not he or she is a member of the committee and whether he or she attends in person or by telephone,

•                  a fee of $1,000 for attending a committee meeting on the same day as a scheduled meeting of our Board of Directors or another committee, whether or not he or she is a member of the committee and whether he or she attends in person or by telephone, and

•                  a fee of half the normal meeting fee for attending an unscheduled Board of Directors or committee meeting held by telephone.

We pay the Lead Independent Director an additional annual fee of $10,000.  We pay the Chair of the Audit Committee an additional annual fee of $8,000.  We pay the Chair of each of the Compensation and Leadership Development Committee, the Acquisition and Strategy Committee and the Governance and Nominating Committee an additional annual fee of $4,000.  We reimburse outside directors for expenses that they incur in attending Board of Directors and committee meetings and educational programs.  We pay each outside director $3,000 per day and reimburse his or her expenses when he or she visits our facilities to observe operations.

1995 Independent Director Stock Option Plan

Our Board of Directors adopted the Simpson Manufacturing Co., Inc. 1995 Independent Director Stock Option Plan, and our stockholders approved it, in 1995.  Our Board of Directors amended our 1995

Independent Director Stock Option Plan in 1997, 2002 and 2004.  Our stockholders approved the 2002 amendment.  The purposes of our 1995 Independent Director Stock Option Plan are to give our independent directors an opportunity to own shares of our common stock to align their efforts with our long-term financial success and to secure their continued service.  We may not sell more than 320,000 shares of our common stock, including shares already sold, pursuant to all options granted under our 1995 Independent Director Stock Option Plan.  On exercise of options granted under our 1995 Independent Director Stock Option Plan, we may sell previously unissued shares or reacquired shares, bought on the market or otherwise.  Under our 1995 Independent Director Stock Option Plan, we grant options to our independent directors as of the February 15th following each year in which we achieve our operating goals.  We did not grant any options under our 1995 Independent Director Stock Option Plan in 2009 or 2010.  We granted options to purchase 30,000 shares of our common stock under our 1995 Independent Director Stock Option Plan in 2011.  If we meet the Simpson Strong-Tie Company Inc. operating profit goal for 2011, we anticipate granting a stock option in 2012 to purchase 5,000 shares of our common stock under our 1995 Independent Director Stock Option Plan to each of our independent directors.

The following table provides information for the year ended December 31, 2010, on the exercise of stock options granted to our directors under our 1995 Independent Director Stock Option Plan:

Stock Option Awards
	Shares	Value
	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)

Peter N. Louras, Jr.	2,000	11,910

Compensation Consultants

In April 2010, the Compensation and Leadership Development Committee engaged Venture Pay Group as its compensation consultant.  The services that were provided by Venture Pay Group were requested and approved by the Compensation and Leadership Development Committee and not recommended or made by our management.  In June 2010, Venture Pay Group issued its report.  The report included 3 major elements:

•                  a benchmark analysis of total direct compensation for our Named Executive Officers compared to industry peers,

•                  recommendations for potential changes to compensation programs, at several levels, to align our programs with strategic objectives, and

•                  a review of current trends and issues in executive compensation.

After issuing its report to the Compensation and Leadership Development Committee, Venture Pay Group was engaged by management to analyze potential scenarios related to implementing some of the report’s recommendations and the possible effects on us.  Consistent with our philosophy of not having special compensation programs for our Named Executive Officers, the analysis of implementing these recommendations was not limited in scope to our Named Executive Officers or our other officers.  We paid Venture Pay Group total fees of $121,800 to deliver their report and to analyze the effects of implementing their recommendations.

Compensation and Leadership Development Committee

The Compensation and Leadership Development Committee of our Board of Directors is responsible for the development and review of our compensation policy for all of our salaried employees, including compensation in the form of stock options, and is responsible for reviewing and approving the compensation discussion and analysis for inclusion in our Annual Report on Form 10-K and our proxy statement.  The Compensation and Leadership Development Committee comprises 3 independent directors, as defined by the New York Stock Exchange Rules.  In addition, the members of the Compensation and Leadership Development Committee are both:

•                  “non-employee directors” — directors who satisfy the requirements established by the Securities and Exchange Commission for non-employee directors under Rule 16b-3 under the Securities Exchange Act of 1934; and

•                  “outside directors” — directors who satisfy the requirements established under Internal Revenue Code section 162(m).

Our Board of Directors appoints the members of the Compensation and Leadership Development Committee for indefinite terms and may remove any member at any time.  The Compensation and Leadership Development Committee operates under a written charter that our Board of Directors adopted, which is also available on our website at http://www.simpsonmfg.com/financials/compensation.html.  We will provide a printed copy of the charter to any stockholder on request.

Compensation and Leadership Development Committee Report

The Compensation and Leadership Development Committee of our Board of Directors reviewed the above Compensation Discussion and Analysis, discussed it with our officers and recommended its inclusion in our Annual Report on Form 10-K for the year ended December 31, 2010, and in this Proxy Statement.

Compensation and Leadership
Development Committee

Jennifer A. Chatman, Chair
Peter N. Louras, Jr.
Barry Lawson Williams

Report of the Audit Committee of our Board of Directors

The Audit Committee of our Board of Directors is responsible for financial and accounting oversight.  Its policies and practices are described below.

Composition

The Audit Committee comprises 4 independent directors, as defined by the New York Stock Exchange rules.  It operates under a written charter that our Board of Directors adopted, which is available on our website at http://www.simpsonmfg.com/financials/audit.html.  We will provide a printed copy of the charter to any stockholder on request.  The members of the Audit Committee are Peter N. Louras, Jr., Chair, Jennifer A. Chatman, Earl F. Cheit, and Robin G. MacGillivray.  Our Board has determined that each of them meets the definitions and standards for independence and is financially literate, and that 1 of the Audit Committee members, Peter N. Louras, Jr., has financial management expertise as required by New York Stock Exchange rules and meets the Securities and Exchange Commission definition of an “audit committee financial expert.”

Responsibilities

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the accounting firm that we engage as our independent registered public accounting firm.  Our officers are responsible for our internal controls and financial reporting process.  Subject to the Audit Committee’s oversight, our independent registered public accounting firm is responsible for performing an independent audit of our internal controls over financial reporting, for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards, and for reporting on those audits.

Review with Officers and the Independent Registered Public Accounting Firm

The Audit Committee met 7 times in 2010 and has held discussions with our officers and the independent registered public accounting firm.  Our officers represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.  The Audit Committee has reviewed and discussed the consolidated financial statements with our officers and PricewaterhouseCoopers LLP, our independent registered public accounting firm.  The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters that they were required to discuss under Statement on Auditing Standards No. 90, Audit Committee Communications, which amends Statement on Auditing Standards No. 61, Communication with Audit Committees.

The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP, the independent accountants, required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence.  The Audit Committee discussed with PricewaterhouseCoopers LLP that firm’s independence.  On that basis, the Audit Committee believes that PricewaterhouseCoopers LLP is independent.

Summary

Based on the Audit Committee’s discussions with our officers and PricewaterhouseCoopers LLP, the Audit Committee’s review of the representations of our officers, and the report of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended that our Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission.  The Audit Committee believes that it has satisfied its responsibilities under its charter.

Audit Committee

Peter N. Louras, Jr., Chair
Jennifer A. Chatman
Earl F. Cheit
Robin G. MacGillivray

Audit and Related Fees

Audit Fees

For professional services for the audit of our annual consolidated financial statements included in our annual report on Form 10-K, the audit of our internal control over financial reporting, and review of the condensed consolidated financial statements included in our quarterly reports on Form 10-Q, we paid PricewaterhouseCoopers LLP an aggregate of approximately $1,844,000 for 2010 and $2,014,000 for 2009, approximately 76% and 72%, respectively, of the total fees that we paid to PricewaterhouseCoopers LLP for those years.

Audit-Related Fees

We did not pay any audit-related fees to PricewaterhouseCoopers LLP for 2010 and 2009.

Tax Fees

For professional services for tax compliance associated with our annual tax returns, and for tax advisory and planning services, we paid PricewaterhouseCoopers LLP an aggregate of approximately

$585,000 for 2010 and $764,000 for 2009, approximately 24% and 27%, respectively, of the total fees that we paid to PricewaterhouseCoopers LLP for those years.

All Other Fees

For all other services, we paid PricewaterhouseCoopers LLP an aggregate of approximately $8,000 for 2010 and $10,000 for 2009, less than 1% of the total fees that we paid to PricewaterhouseCoopers LLP for each of those years.  In each of those years, these other services were primarily for assistance in preparing a statutory filing in Denmark and for a subscription to an online accounting research tool.

The Audit Committee must pre-approve fees to be paid to PricewaterhouseCoopers LLP before PricewaterhouseCoopers LLP begins work.  The Audit Committee pre-approved all fees and services for PricewaterhouseCoopers LLP’s work in 2010 and 2009.  The Audit Committee has determined that the fees for services rendered were compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Governance and Nominating Committee of our Board of Directors

Our Board of Directors has a standing Governance and Nominating Committee, which is primarily responsible for nominating candidates to our Board of Directors.  Its charter and our corporate governance guidelines are available on our website at http://www.simpsonmfg.com/financials/governance.html.  We will provide a printed copy of each to any stockholder on request.  The 4 members of the Governance and Nominating Committee, Robin G. MacGillivray, Chair, Jennifer A. Chatman, Earl F. Cheit and Barry Lawson Williams, are independent and meet all applicable independence requirements.

The Governance and Nominating Committee considers all candidates identified as potential directors, including those submitted by stockholders for its consideration.  Any of our stockholders can recommend a director candidate to the Governance and Nominating Committee by writing a letter to:

Simpson Manufacturing Co., Inc.

Board of Directors Governance and Nominating Committee

5956 W. Las Positas Blvd.

Pleasanton, CA 94588

For the Governance and Nominating Committee to consider a candidate for the 2012 annual meeting, we must receive the letter not later than November 11, 2011.  The letter should include a description of the attributes that the stockholder believes the candidate would bring to our Board of Directors and the candidate’s biography and contact information.

When evaluating a director candidate, whether or not recommended by a stockholder, the Governance and Nominating Committee uses for guidance our Governance Guidelines on Director Qualification and Key Director Responsibilities and considers the candidate’s education, business experience, financial expertise, industry experience, business acumen, interpersonal skills, vision, teamwork, integrity, strategic ability and customer focus.  The Governance and Nominating Committee will review and discuss potential candidates who come to its attention, whether from internal or external sources.  From the review and discussion, the Governance and Nominating Committee may narrow the list of potential candidates and interview the remaining candidates.  The Governance and Nominating Committee will recommend for consideration by the full Board of Directors any candidate that the Governance and Nominating Committee considers to be suitable.

Our Bylaws also permit our stockholders directly to nominate directors.  To do so, a stockholder must notify our Secretary at least 75 days, but not more than 90 days, before an annual meeting, unless we do not publicly disclose the date of the meeting at least 85 days before the date that the meeting is scheduled to be held, in which case our Secretary must receive the stockholder’s notice within 10 days after we publicly disclose the meeting date.  A stockholder’s notice nominating 1 or more director candidates must state as to each such candidate —

•                  the candidate’s name, age, business address and residence address,

•                  the candidate’s principal occupation or employment,

•                  the number of shares of our common stock that the candidate beneficially owns and other information, if any, required by our Bylaws, and

•                  any other information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including without limitation the candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

The stockholder’s notice must also state the stockholder’s name and address, as they appear on our books, and the number of shares of our common stock that the stockholder beneficially owns and other information, if any, required by our Bylaws.  We will disregard a purported nomination that does not comply in all respects with our Bylaws.  We did not receive such a notice from any stockholder for our 2011 annual meeting of stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the Securities and Exchange Commission.  Securities and Exchange Commission regulations require such persons to furnish us with copies of all section 16(a) reports that they file.  Based solely on our review of the copies of such reports that we received and written representations from the executive officers and directors, we believe that in 2010 our directors and officers and 10% stockholders met all of the section 16(a) filing requirements regarding our common stock.

Code of Ethics

We have adopted a code of business conduct and ethics that applies to our Chief Executive Officer and our Chief Financial Officer, as well as all other of our and our subsidiaries’ employees.  This code is posted on our website at http://www.simpsonmfg.com/about/ethics.html.  We will provide a printed copy of the code, free of charge, to any stockholder on request.

OTHER BUSINESS

Our Board of Directors does not presently intend to bring any other business before the meeting.  So far as our Board of Directors is aware, no matters will be brought before the meeting except as specified in the notice of the meeting.  The persons that you will appoint as your proxies in the enclosed form intend to vote according to their judgment on any other business that properly comes before the meeting.

DISCLAIMER REGARDING INCORPORATION BY REFERENCE OF THE REPORTS OF
THE AUDIT AND COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEES

THE INFORMATION SHOWN IN THE SECTIONS ENTITLED “REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS” AND “COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE REPORT” SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING BY SIMPSON MANUFACTURING CO., INC. WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT SIMPSON MANUFACTURING CO., INC. INCORPORATES THIS INFORMATION BY SPECIFIC REFERENCE, AND SUCH INFORMATION SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

STOCKHOLDER PROPOSALS

We must receive stockholder proposals for inclusion in our proxy statement and form of proxy relating to our 2012 Annual Meeting of Stockholders a reasonable time before we begin our solicitation, and in any event not later than November 11, 2011.

BY ORDER OF THE BOARD

Karen Colonias

Secretary

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR VOTE BY TELEPHONE OR THE INTERNET AS INSTRUCTED ON THE PROXY OR THE NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.  YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

EXHIBIT A

SIMPSON MANUFACTURING CO. INC.

2011 INCENTIVE PLAN

SECTION 1.         PURPOSE

The purpose of the Simpson Manufacturing Co., Inc. 2011 Incentive Plan is to promote the interests of the Company and its stockholders by providing incentives to directors, officers and employees of, and consultants to, the Company and the Subsidiaries.  Accordingly, the Company may grant to selected officers, Employees, Consultants and Outside Directors Option Awards, Restricted Stock Awards and RSU Awards in an effort to attract and retain qualified individuals as employees, directors and consultants and to provide such individuals with incentives to continue service with the Company, devote their best efforts to the Company and improve the Company’s economic performance, thus enhancing the value of the Company for the benefit of stockholders.

This Plan amends and restates in their entirety, and incorporates and supersedes, both the Simpson Manufacturing Co., Inc. 1994 Stock Option Plan, as amended (the “1994 Plan”), and the Simpson Manufacturing Co., Inc. 1995 Independent Director Stock Option Plan, as amended (the “1995 Plan” and, together with the 1994 Plan, the “Prior Plans”); provided that any stock option granted under the 1994 Plan or the 1995 Plan that has not been exercised in full and that has not expired or terminated shall continue in effect in accordance with its terms and conditions and shall continue to be subject to and governed by the 1994 Plan or the 1995 Plan, respectively, as in effect immediately before the adoption of this Plan.

SECTION 2.         DEFINITIONS

As used in this Plan, the following terms have the meanings indicated:

“Agreement” means an agreement, in written or electronic form, entered into by the Company and a Recipient setting forth the terms and conditions applicable to an Award granted under this Plan.

“Award” means an Option Award, a Restricted Stock Award or an RSU Award, in each case granted under this Plan.

“Beneficial Ownership” and “Beneficially Own” have the meanings set forth in Rule 13d-3 under the Exchange Act.

“Beneficiary” means each Person designated as such by a Recipient or, if no designation has been made, each Person entitled by will or the laws of descent and distribution to receive the benefits specified under this Plan in the event of a Recipient’s death.

“Board” means the Board of Directors of the Company.

“Change in Control” means the occurrence of any one (or more) of the following events:  (i) the consummation of a consolidation or merger of the Company in which the Company is not the surviving corporation; (ii) the consummation of a reverse merger in which the Company is the surviving corporation but the shares of the Common Stock outstanding immediately preceding such reverse merger are converted by virtue of such reverse merger into other property, whether securities, cash or otherwise; or (iii) the approval by the stockholders of the Company of a plan or proposal for the dissolution and liquidation of the Company; provided that a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions immediately following which the record holders of the Common Stock immediately before such transaction or transactions continue to have substantially the same proportionate ownership in an entity that owns all or substantially all of the assets of the Company immediately thereafter.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation and Leadership Development Committee of the Board, as from time to time constituted, or any successor committee of the Board with similar functions, which shall consist of three or more members, each of whom shall be an outside director as defined in the regulations issued under Code section 162(m) and a non-employee director within the meaning of applicable regulatory requirements, including those promulgated under Exchange Act section 16.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Company, subject to adjustment pursuant to section 11 hereof.

“Company” means Simpson Manufacturing Co., Inc., a Delaware corporation, or any successor thereto.

“Consultant” means a Person that (i) renders services to the Company as an independent contractor (and not as an Employee or Outside Director) pursuant to a contract between such Person and the Company and (ii) is selected by the Committee to receive an Award under this Plan.

“Disability” means (i) in the case of a Participant, determination by the Committee that he or she has become unable to perform the functions required by his or her regular job due to physical or mental illness or incapacity and, in connection with the grant of an ISO, he or she is within the meaning of that term as provided in Code section 22(e)(3), and (ii) in the case of an Outside Director, determination by the Committee that he or she is unable to attend to his or her duties and responsibilities as a member of the Board due to physical or mental illness or incapacity.

“Employee” means a regular, full-time or part-time employee of the Company or any Subsidiary; provided that, for purposes of determining whether any Person may be a Participant for purposes of any grant of ISOs, the term “Employee” shall have the meaning ascribed to such term in Code section 3401(c).

“Exercise Price” means, with respect to each share of Common Stock subject to an Option, the price fixed by the Committee at which such share may be purchased from the Company on the exercise of such Option.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means (i) as of any date, the closing sale price per share of Common Stock as reported on the Composite Tape of the New York Stock Exchange, or if there are no sales on such day, on the next prior trading day during which a sale occurred; and (ii) in the absence of such market for the shares of Common Stock, the fair market value per share of Common Stock determined by the Committee in good faith (which determination shall, to the extent applicable, be made in a manner that complies with Code sections 422(b) and 409A).

“Incentive Stock Option” or “ISO” means an Option that is intended by the Committee to meet the requirements of Code section 422 or any successor provision.

“ISO Award” means an Award of an Incentive Stock Option pursuant to section 9 hereof.

“NQSO” means an Option granted pursuant to this Plan that does not qualify as an Incentive Stock Option.

“NQSO Award” means an Award of an NQSO pursuant to section 7 hereof.

“Option” means the right to purchase Common Stock at an Exercise Price to be specified and on terms to be designated by the Committee or otherwise determined pursuant to this Plan.  The Committee shall designate each Option as either an NQSO or an Incentive Stock Option.

“Option Award” means an Award of an Option pursuant to section 7 hereof.

“Outside Director” means a director of the Company, who is not also an Employee and who is selected by the Committee to receive an Award under this Plan.

“Participant” means an Employee who is selected by the Committee to receive an Award under this Plan.

“Performance Goals” means performance goals established by the Committee from time to time.  Such goals may be absolute in their terms or measured against or in relation to other companies comparably or otherwise situated.  Such performance goals may be particular to a Participant or the Subsidiary, division or other unit in which the Participant works or may be based on the performance of the Company as a whole.  The Performance Goals applicable to any Award that is intended to qualify for the performance-based exception from the tax deductibility limitations of Code section 162(m) shall be based on one or more of earnings, stock price, return on equity, return on investment, total return to stockholders, economic profit, debt rating, operating income, cash flows, cost targets, return on assets or margins.

“Person” has the meaning ascribed to that term in Exchange Act section 3(a)(9), as modified and used in Exchange Act sections 13(d) and 14(d), except that such term shall not include (a) the Company, (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (c) an underwriter temporarily holding securities pursuant to an offering on behalf of the Company.

“Personal Representative” means the Person or Persons who, on the Disability or incompetence of a Recipient, shall have acquired on behalf of the Recipient by legal proceeding or otherwise the right to receive benefits pursuant to this Plan.

“Plan” means this Simpson Manufacturing Co., Inc. 2011 Incentive Plan.

“Recipient” means a Participant, an Outside Director or a Consultant, as appropriate.

“Restricted Period” means the period during which Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of Performance Goals or the occurrence of other events, as determined by the Committee).

“Restricted Stock” means those shares of Common Stock issued pursuant to a Restricted Stock Award, which are subject to the restrictions, terms, and conditions set forth in the related Agreement or designated by the Committee in accordance with this Plan.

“Restricted Stock Award” means an Award of Restricted Stock pursuant to section 6 hereof.

“Restricted Stock Units” or “RSUs” means units issued pursuant to an RSU Award, which are valued in terms of shares of Common Stock equivalents and are subject to the restrictions, terms and conditions set forth in the related Agreement or designated by the Committee in accordance with this Plan.

“Retirement” means (i) in the case of a Participant, retirement from employment with the Company or any Subsidiary at any time as described in the Simpson Manufacturing Co., Inc. Profit Sharing Plan for Salaried Employees or in any successor plan, as from time to time in effect, or as otherwise determined by the Committee, (ii) in the case of an Outside Director, retirement from the Board after the date, if any, established by the Committee as the date for mandatory retirement, as from time to time in effect, or as otherwise determined by the Committee, and (iii) in the case of a Consultant, such date as is determined by the Committee.

“RSU Award” means an Award of Restricted Stock Units pursuant to section 6 hereof.

“Subsidiary” means a corporation, limited liability company, partnership or other entity (i) more than fifty percent of the outstanding voting equity securities (representing the right to vote for the election of directors or other managing authority) are now or hereafter owned or controlled, directly or indirectly, by the Company, or (ii) which does not have outstanding voting equity securities (as may be the case in a partnership, limited liability company, joint venture or unincorporated association), but more than fifty percent of the ownership interests of which, representing the right generally to make decisions for such entity, is now or hereafter owned or controlled, directly or indirectly, by the Company; provided that, for purposes of determining whether any Person may be a Participant for purposes of any grant of Incentive Stock Options, the term “Subsidiary” shall have the meaning ascribed to such term in Code section 424(f), as interpreted by the regulations thereunder and applicable law.

“Tax Date” means the date the withholding tax obligation arises with respect to an Award.

SECTION 3.         STOCK SUBJECT TO PLAN

(A)          Subject to section 3(B) hereof and to adjustment pursuant to section 11 hereof, 16,320,000 shares of Common Stock are reserved for issuance under this Plan, any or all of which may be delivered with respect to Option Awards, Restricted Stock Awards and RSU Awards and any or all of which may be authorized and unissued shares or treasury shares; provided that such 16,320,000 shares include all shares heretofore reserved for issuance pursuant to the Prior Plans.  Subject to section 3(B) hereof and to adjustment pursuant to section 11 hereof, the following limits shall apply with respect to Awards that are intended to qualify for the performance-based exception from the tax deductibility limitations of Code section 162(m):  (i) the maximum aggregate number of shares of Common Stock that may be subject to Options granted in any calendar year to any one Participant shall be 150,000 shares; and (ii) the maximum aggregate number of Restricted Stock Awards and shares of Common Stock issuable or deliverable under RSU Awards granted in any calendar year to any one Participant shall be 50,000 shares.

(B)           Shares of Common Stock subject to Awards under this Plan or stock options granted under the Prior Plans that are forfeited, terminated, canceled or settled without the delivery of Common Stock under this Plan or the Prior Plans, respectively, will again be available for Awards under this Plan as if such Awards or grants had not been made; provided that, notwithstanding any other provision herein to the contrary, the aggregate number of shares of Common Stock that may be issued under this Plan shall not be increased by (i) shares of Common Stock tendered in full or partial payment of the Exercise Price of any Option or any stock option granted under either of the Prior Plans, (ii) shares of Common Stock withheld by the Company or any Subsidiary to satisfy any tax withholding obligation, or (iii) shares of Common Stock that are repurchased by the Company.

(C)           Notwithstanding anything in this section 3 to the contrary and solely for purposes of determining whether shares are available for the grant of ISOs, the maximum aggregate number of shares that may be granted under this Plan shall be determined without regard to any shares restored pursuant to this section 3 that, if taken into account, would cause this Plan to fail the requirement under Code section 422 that this Plan designate a maximum aggregate number of shares that may be issued.

SECTION 4.         ADMINISTRATION

The Committee shall have exclusive authority to administer this Plan.  In addition to any implied powers and duties that may be needed to carry out the provisions hereof, the Committee shall have all the powers vested in it by the terms hereof, including exclusive authority to select the Recipients, to determine the type, size and terms of any and all Awards to be made to each Recipient, to determine the time when Awards will be granted, and to prescribe the form, terms and conditions of any Agreement relating to any Award under this Plan.  The Committee is authorized to interpret this Plan and the Awards granted under this Plan, to establish, amend and rescind any rules and regulations relating to this Plan, to make any other determinations that the Committee believes necessary or advisable for the administration hereof, and to correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent that the Committee deems desirable and consistent with the intent of this Plan.  The Committee may exercise any and all of the Committee’s rights, powers, authority and discretion under this Plan in the Committee’s absolute and exclusive discretion, and the Committee is authorized and empowered to grant or give any consent, approval or authorization, make any determination or do or perform any other act or thing conditionally or unconditionally, arbitrarily, or inconsistently in varying or similar circumstances, without any accountability to any Recipient, except only as otherwise expressly provided by this Plan or any Agreement with such Recipient.  Any decision, determination, direction or other action of the Committee in the administration of this Plan shall be final, binding and conclusive for all purposes, subject only to the further exercise of authority of the Committee hereunder.

SECTION 5.         ELIGIBILITY

Awards may be granted only to Recipients; provided that no Outside Director or Consultant may be granted an ISO Award.

SECTION 6.         RESTRICTED STOCK AND RESTRICTED STOCK UNIT (RSU) AWARDS

(A)          Grant.  Any Recipient may receive one or more Restricted Stock Awards or RSU Awards.

(B)           Restricted Periods.  The Restricted Period for each Restricted Stock Award or RSU Award shall be set forth in the applicable Agreement.  Except as otherwise provided in the applicable Agreement on a termination of employment or engagement, or pursuant to section 9 hereof in the event of a Change in Control, each Restricted Stock Award or RSU Award shall have such Restricted Period and be subject to such Performance Goals as the Committee may determine.  Except as otherwise provided in the applicable Agreement or as determined by the Committee, if a Restricted Stock Award or RSU Award is made to a Recipient whose employment or service as a director or Consultant subsequently terminates for any reason before the lapse of all restrictions thereon, such Restricted Stock or RSU with respect to which such restrictions shall not have lapsed shall be forfeited to that extent by such Recipient.

(C)           Certain Restricted Stock Award Provisions.

(1)           Stockholder Rights.  On the granting of a Restricted Stock Award, a Recipient shall be entitled to all rights incident to ownership of Common Stock of the Company with respect to his or her Restricted Stock, including the right to vote such shares of Restricted Stock and to receive dividends thereon when, as and if paid in cash or shares of Restricted Stock, as set forth in the applicable Agreement or as determined by the Committee.  Each grant of Restricted Stock may be made without additional consideration or in consideration of a payment by such Recipient that is less than the Fair Market Value at the date of grant.

(2)           Certificates; Dividends on Restricted Stock; Restrictions on Transferability.  During the Restricted Period, each certificate representing Restricted Stock shall be registered in the respective Recipient’s name and bear a restrictive legend to the effect that ownership of such Restricted Stock and the enjoyment of all rights appurtenant thereto are subject to the restrictions, terms and conditions provided in this Plan and the applicable Agreement.  Each such certificate shall be deposited by the Recipient with the Company, together with stock powers or other instruments of assignment, each endorsed in blank, that will permit transfer to the Company of all or any portion of the Restricted Stock that may be forfeited in accordance with this Plan and the applicable Agreement.  Restricted Stock shall constitute issued and outstanding shares of Common Stock for all corporate purposes, except that:  (i) no Recipient will be entitled to delivery of a certificate representing Restricted Stock until expiration of the restrictions applicable thereto; (ii) the Company will retain custody of all Restricted Stock issued as a dividend or otherwise with respect to an Award of Restricted Stock, which shall be subject to the same restrictions, terms and conditions as are applicable to the awarded Restricted Stock, until such time, if ever, as such Restricted Stock becomes vested, and no Restricted Stock shall bear interest or be segregated in separate accounts; (iii) subject to section 13(B) hereof, no Recipient shall have any right or power to sell, assign, transfer, pledge, hypothecate, exchange, encumber or otherwise dispose of any Restricted Stock during the applicable Restricted Period; and (iv) unless otherwise determined and directed by the Committee, a breach of any restriction, term or condition in this Plan or the applicable Agreement or established by the Committee with respect to any Restricted Stock will cause a forfeiture of such Restricted Stock, including any Restricted Stock issued as a dividend or otherwise with respect thereto.

(D)          Certain Restricted Stock Unit (RSU) Award Provisions.

(1)           General.  Each grant of Restricted Stock Units shall constitute an agreement by the Company to issue or deliver shares of Common Stock or cash to the Recipient thereof following the end of the applicable Restricted Period in consideration of the performance of services.  Each such grant of Restricted Stock Units may be made without additional consideration or in consideration of a payment by such Recipient that is less than the Fair Market Value at the date of grant.

(2)           No Stockholder Rights.  A Recipient who receives an RSU Award shall not have any rights as a stockholder with respect to the shares of Common Stock subject to such RSUs until such time, if any, as shares of Common Stock are delivered to such Recipient pursuant to the applicable Agreement.

(3)           Payment.  Unless otherwise determined by the Committee, each Agreement relating to an RSU Award shall set forth the payment date for such RSU Award, which date shall not be earlier than the end of the applicable Restricted Period.  Payment of earned Restricted Stock Units may be made in one or more installments and may be made wholly in cash, wholly in shares of Common Stock or a combination thereof, as determined by the Committee.

SECTION 7.         OPTION AWARDS

(A)          Grant.  Any Recipient may receive one or more Option Awards.

(B)           Designation and Price.

(1)           Any Option granted under this Plan may be granted as an ISO or as an NQSO as shall be determined by the Committee at the time of the grant of such Option.  Only Participants may be granted ISOs.  Each Option shall, as directed by the Committee, be evidenced by an Agreement, which shall specify whether the Option is an ISO or an NQSO and shall contain such terms and conditions as the Committee may determine in accordance with this Plan.

(2)           Every ISO or NQSO shall provide for a fixed expiration date of not later than ten years from the date that such ISO or NQSO is granted.

(3)           The Exercise Price pursuant to each Option shall be fixed by the Committee at the time of the granting of the Option, but shall not in any event be less than the Fair Market Value on the date that such Option is granted, subject to adjustment as provided in section 11 hereof.

(C)           Exercise.  The Committee may provide for Options granted under this Plan to be exercisable as a whole at any time or in part from time to time.  Shares of Common Stock to be issued on any exercise of an Option will be issued after the Company receives (i) notice (in such form as the Committee may require) from the holder thereof of the exercise of such Option, and (ii) payment as provided in section 7(D) hereof of the aggregate Exercise Price for all shares with respect to which such Option is exercised.  Each such notice and payment shall be delivered at such place and in such manner as the Committee may specify from time to time.

(D)          Payment.  The Exercise Price for the shares of Common Stock issuable on the exercise of an Option shall be paid in full at the time of such exercise either in cash or by such other means as the Committee may approve, which may include tendering unencumbered shares of Common Stock then owned by the Recipient exercising such Option having an aggregate Fair Market Value at the time of such exercise equal to the aggregate Exercise Price of the shares being purchased on such exercise or cashless exercise through a securities broker.

(E)           Expiration or Termination of Awards.

(1)           Participants.

(a)           Except as otherwise provided in the applicable Agreement or as determined by the Committee, if a Participant who holds an outstanding Option dies while employed, during the period when such Participant, if Disabled, would be entitled to exercise such Option, or after such Participant’s Retirement, then such Option shall be exercisable, at any time or from time to time, before the fixed termination date set forth in such Option, by the Beneficiaries of the decedent for the number of shares that such Participant could have acquired on exercise of such Option immediately before such Participant’s death.

(b)           Except as otherwise provided in the applicable Agreement or as determined by the Committee, if the employment of a Participant who holds an outstanding Option ceases by reason of Disability at any time during the term of the Option, such Option shall be exercisable, at any time or from time to time, before the fixed termination date set forth in such Option, by such Participant or his or her Personal Representative for the number of shares that such Participant could have acquired on exercise of such Option immediately before such Participant’s Disability.

(c)           Except as otherwise provided in the applicable Agreement or as determined by the Committee, if the employment of any Participant who holds an outstanding Option ceases by reason of Retirement, such Option shall be exercisable, at any time or from time to time, before the fixed termination date set forth in such Option, for the number of shares that such Participant could have acquired on exercise of such Option immediately before such Participant’s Retirement.

(d)           Notwithstanding any provision of this Plan to the contrary, any Option may, in the discretion of the Committee or as provided in the applicable Agreement, become exercisable, at any time or from time to time, before the fixed termination date set forth in the Agreement relating to such Option, for the full number of shares subject to such Option or any thereof, less such number as shall theretofore have been acquired on exercise of such Option, from and after the time the Participant ceases to be an Employee as a result of the sale or other disposition by the Company or any Subsidiary of assets or property (including shares of any Subsidiary) in respect of which such Participant shall theretofore have been employed or as a result of which such Participant’s continued employment is no longer required.

(e)           Except as otherwise provided in subsections (a), (b), (c) and (d) of this section 7(E)(1) and sections 9(D) and 13(I) hereof, if the employment of any Participant who holds an outstanding Option ceases, such Option shall be exercisable, at any time or from time to time, before the earlier of the fixed termination date set forth in the Agreement relating to such Option and the ninetieth day after the cessation of such Participant’s employment, for the number of shares that such Participant could have acquired on exercise of such Option immediately before the cessation of such Participant’s employment; provided that such Option shall terminate on and as of such earlier date.

(2)           Outside Directors and Consultants.

(a)           Except as otherwise provided in the applicable Agreement or as determined by the Committee, if the service of any Outside Director or Consultant who holds an outstanding Option ceases by reason of Retirement, death or Disability, such Option shall be exercisable, at any time or from time to time, before the fixed termination date set forth in the Agreement relating to such Option, by such Outside Director or Consultant, his or her Personal Representative or his or her Beneficiaries for the number of shares that such Outside Director or Consultant could have acquired on exercise of such Option immediately before such Outside Director’s or Consultant’s Retirement, death or Disability.

(b)           Except as otherwise provided in subsection (a) of this section 7(E)(2) and sections 9(D) and 13(I) hereof, if the service of any Outside Director or Consultant who holds an outstanding Option ceases, such Option shall be exercisable, at any time or from time to time, before the earlier of the fixed termination date set forth in the Agreement relating to such Option and the ninetieth day after the cessation of such Outside Director’s or Consultant’s service, for the number of shares that such Outside Director or Consultant could have acquired on exercise of such Option immediately before the cessation of such Outside Director’s or Consultant’s service; provided that such Option shall terminate on and as of such earlier date.

SECTION 8.         CONTINUED EMPLOYMENT

Nothing in this Plan, or in any Award granted pursuant to this Plan, shall confer on any Person any right to continue in the employment of, or service to, the Company or any Subsidiary or limit, interfere with or otherwise affect in any way the right of the Company or any Subsidiary to terminate any Recipient’s employment or service at any time.

SECTION 9.         CHANGE IN CONTROL

(A)          Restricted Stock and RSU Awards.  On a Change in Control, except as otherwise provided in the applicable Agreement and subject to compliance with Code section 409A, either:  (i) the surviving or resulting corporation or the successor to the business of the Company shall substitute similar benefits for the Restricted Stock Awards and RSU Awards outstanding under this Plan; or (ii) such Restricted Stock Awards or RSU Awards shall continue in full force and effect; provided that, if such surviving or resulting corporation or such successor refuses to substitute similar benefits for such Restricted Stock Awards and RSU Awards and refuses to continue such Restricted Stock Awards and RSU Awards in full force and effect, and if the nature and terms of employment or engagement, including compensation and benefits, of the respective Recipients will change significantly as a result of the Change in Control, then the Restricted Period relating to each such Restricted Stock Award or RSU Award shall terminate, and from and after such Change in Control, each such Restricted Stock Award or RSU Award shall be free of all other restrictions for all shares of Restricted Stock or RSUs that shall not theretofore have been acquired under the applicable Agreement.

(B)           Option Awards.  On a Change in Control, except as otherwise provided in the applicable Agreements, either:  (i) the surviving or resulting corporation or the successor to the business of the Company shall assume all Options outstanding under this Plan or shall substitute similar options for those outstanding under this Plan, or (ii) such Options shall continue in full force and effect; provided that, if such surviving or resulting corporation or such successor refuses to assume or continue such Options or to substitute similar options for those outstanding under this Plan, and if the nature and terms of employment or engagement, including compensation and benefits, of the respective Recipients will change significantly as a result of the Change in Control, then each such Option shall become immediately exercisable for the full number of shares subject to such Option or any thereof, less such number as shall theretofore have been acquired on exercise of such Option, and shall be terminated if not exercised before or at the time of such Change in Control.

(C)           Cash-Out of Awards.  In connection with a Change in Control, notwithstanding any of the foregoing provisions of this section 9 to the contrary, the Committee may, either pursuant to the applicable Agreement or by resolution adopted before the Change in Control, provide that any outstanding Award (or a portion thereof) shall, on such Change in Control, be cancelled in exchange for payment in cash of the amount, if any, by which the aggregate Fair Market Value of the shares of Common Stock subject to such Award exceeds the aggregate Exercise Price therefor.

SECTION 10.       WITHHOLDING TAXES

Federal, state or local law may require the withholding of taxes resulting from the grant or vesting of an Award or the exercise of an Option.  The Company may permit or require (subject to such conditions or procedures as may be established by the Committee) any such tax withholding obligation of a Participant to be satisfied by any of the following means, or by any combination of such means:  (i) cash payment by such Participant to the Company; (ii) withholding from the shares of Common Stock otherwise issuable to such Participant pursuant to the vesting or exercise of an Award of a number of shares of Common Stock having an aggregate Fair Market Value, as of the Tax Date, sufficient to satisfy the withholding tax obligation; or (iii) delivery by the Participant to the Company of a number of shares of Common Stock having an aggregate Fair Market Value, as of the Tax Date, sufficient to satisfy the withholding tax obligation arising from the vesting or exercise of an Award.  If the payment or delivery specified in clause (i) or (iii) of the preceding sentence is required but is not paid by a Participant, the Company may refuse to issue Common Stock to such Participant under this Plan.

SECTION 11.       ADJUSTMENTS ON CHANGES IN CAPITALIZATION

In the event of any change in the outstanding Common Stock of the Company by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination, exchange of shares, split-up, split-off, spin-off, liquidation or other similar change in capitalization, or any distribution to common stockholders other than normal cash dividends, the number or kind of shares that may be issued under this Plan pursuant to section 3 hereof and the number or kind of shares subject to, or the price per share under any outstanding Award, shall be adjusted, automatically and without notice, so that the proportionate interests of the Recipients shall be maintained as before the occurrence of such event; provided that no adjustment shall be made pursuant to this section 11 that would (i) cause any Option intended to qualify as an ISO to fail to qualify as an ISO, (ii) cause an Award that is otherwise exempt from Code section 409A to become subject to Code section 409A, or (iii) cause an Award that is subject to Code section 409A to fail to satisfy the requirements of Code section 409A.

SECTION 12.       AMENDMENT AND TERMINATION

The Committee may amend this Plan at any time or from time to time; provided that:  (i) the Committee may not, without approval by the Board, materially increase the benefits provided to Recipients under this Plan; (ii) any amendment with respect to Restricted Stock Awards or RSU Awards granted to Outside Directors must be approved by the Board; and (iii) no amendment that requires stockholder approval in order for this Plan to continue to comply with any provision of the Exchange Act, any rule promulgated by the Securities and Exchange Commission under the Exchange Act, any rule of the New York Stock Exchange or any other securities exchange on which shares of Common Stock are listed, or any other applicable law, rule or regulation, shall be effective unless such amendment shall be approved by the requisite vote of stockholders of the Company within the time period required under such provision.

Without the approval of the stockholders of the Company, (i) neither the Board nor the Committee will authorize the amendment of any outstanding Option to reduce the Exercise Price thereof, except for adjustments made pursuant to section 11 hereof, (ii) no outstanding Option will be cancelled and replaced with another Option Award having a lower Exercise Price, or for another Award, or for cash, except as provided in section 9 or 11 hereof, and (iii) no Option will provide for the payment, at the time of exercise, of a cash bonus or grant or sale of another Award; provided that this sentence is intended to prohibit, without stockholder approval, the re-pricing of Options that have Exercise Prices above Fair Market Value and will not be construed to limit or prohibit any adjustment pursuant to section 9 or 11 hereof.

The Committee may terminate this Plan at any time; provided that such termination shall not affect any Awards theretofore made or any stock options theretofore granted under either of the Prior Plans and such Awards and stock options shall continue to be subject to all terms and conditions of this Plan (including the second paragraph of section 1 hereof) notwithstanding such termination.

SECTION 13.       MISCELLANEOUS PROVISIONS

(A)          No Rights to Awards.  No Person has or shall have any claim or right to be granted an Award under this Plan.

(B)           Assignment and Transfer.  No right or interest of any Recipient under this Plan or in any Award may be assigned or transferred as a whole or in part, directly or indirectly, by operation of law or otherwise (except by will or the laws of descent and distribution), including by way of execution, levy, garnishment, attachment, pledge or bankruptcy or in any other manner, and no such rights or interests of any Recipient in this Plan shall be subject to any obligation or liability of such Recipient; provided that the Committee may determine that a Recipient’s rights and interests under this Plan or in any Award may be made transferable by such Recipient during his or her lifetime, subject to such conditions as the Committee may specify.  Except as provided in section 6 hereof, no Award shall entitle the Recipient thereof, as such, or any of such Recipient’s Beneficiaries or Personal Representative, to any rights of a stockholder of the Company, unless and until shares subject to such Award are issued to and registered on the Company’s records in the name or names of such Recipient, Beneficiaries or Personal Representative, as the case may be, and then only with respect to such shares.

(C)           Compliance with Legal and Exchange Requirements.  This Plan, the grant and exercise of Awards hereunder, the issuance of Common Stock and other interests hereunder, and the other obligations of the Company under this Plan and any Agreement, shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as the Committee may determine are necessary or advisable.  The Company or the Committee may postpone the grant or exercise of any Award, the issuance or delivery of Common Stock under any Award or any other action permitted under this Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Common Stock or other required action under any federal or state law, rule or regulation and may require any Recipient to make such representations and furnish such information as the Committee may consider appropriate in connection with the issuance or delivery of Common Stock in compliance with any and all applicable laws, rules and regulations.  The Company shall not be obligated by virtue of any provision of this Plan or any Agreement to recognize the exercise of any Award or otherwise to sell or issue Common Stock in violation of any such law, rule or regulation.  Any postponement of the exercise or settlement of any Award under this section 13(C) shall not extend the term of any Award.  Neither the Company nor any Subsidiary nor any director or officer of the Company shall have any obligation or liability to any Recipient with respect to any Award (or Common Stock issuable thereunder) that shall lapse because of any such postponement.

(D)          Section 409A.  Awards granted under this Plan shall be designed and administered in a manner that they are either exempt from the application of, or comply with, the requirements of Code section 409A.  To the extent that the Committee determines that any Award is subject to Code section 409A, the Agreement relating to such Award shall incorporate terms and conditions necessary to avoid the imposition on the Recipient of additional tax under Code section 409A.  Notwithstanding anything to the contrary in this Plan or any Agreement (unless such Agreement provides otherwise with specific reference to this section 13(D)):  (i) no Award shall be granted, deferred, accelerated, extended, paid, settled, substituted or modified under this Plan in a manner that would result in the imposition on a Recipient of additional tax under Code section 409A; and (ii) if an Award is subject to Code section 409A, and if the Recipient to whom such Award is granted is a “specified employee” (as defined in Code section 409A, with such classification to be determined in accordance with methodology established by the Company), no distribution or payment of any amount under such Award shall be made before a date that is six months following the date of such Recipient’s “separation from service” (as defined in Code section 409A) or, if earlier, the date of such Recipient’s death.  The Company intends to administer this Plan so that Awards will be exempt from, or will comply with, the requirements of Code section 409A; provided that the Company does not and shall not make any representation or warranty that any Award under this Plan will qualify for favorable tax treatment under Code section 409A or any other provision of federal, state, local or foreign law.  The Company shall not be liable to any Recipient for any tax, interest or penalties a Recipient might owe as a result of the grant, holding, vesting, exercise or payment of any Award.

(E)           Ratification and Consent.  By accepting any Award under this Plan, each Recipient and each Personal Representative or Beneficiary claiming under or through such Recipient shall be conclusively deemed to have accepted, ratified and consented to all of the terms and conditions of this Plan and any and all action taken under this Plan by the Company, any Subsidiary, the Board or the Committee.

(F)           Other Compensation.  Nothing in this Plan shall prevent, limit or otherwise affect the right, power and authority of the Board with respect to any other or additional compensation arrangements.

(G)           Grant Date.  Each Recipient shall be deemed to have been granted an Award on the date that the Committee grants such Award under this Plan or such later date as the Committee shall determine at the time such grant is authorized.

(H)          No Fractional Shares.  No fractional shares shall be issued or delivered pursuant to this Plan or any Award.  The Committee shall determine whether cash or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(I)            Forfeiture Provision.  Except as otherwise expressly provided by the applicable Agreement, the Committee may require a Recipient to forfeit all unexercised, unearned, unvested or unpaid Awards, if:

(1)           the Recipient, while employed by the Company or any Subsidiary, prepares to engage or engages, directly or indirectly, without the written consent of the Company, in any manner or capacity, as principal, agent, partner, officer, director, employee or otherwise, in any business or activity competitive with any business conducted by the Company or any Subsidiary, as determined by the Committee;

(2)           the Recipient performs any act or engages in any activity that the Committee determines is materially detrimental to the best interests of the Company or any Subsidiary; or

(3)           the Recipient materially breaches any agreement with or duty to the Company or any Subsidiary, including any non-competition agreement, non-solicitation agreement, confidentiality or non-disclosure agreement, or assignment of inventions or ownership of works agreement, as determined by the Committee.

(J)            Participants Outside the United States.  Notwithstanding any provision of this Plan to the contrary, to comply with the laws of other countries in which the Company and the Subsidiaries operate or have Employees or Consultants, the Committee shall have the power and authority to:  (i) determine which Subsidiaries shall be covered by this Plan; (ii) determine which Employees or Consultants outside the United States are eligible to participate in this Plan; (iii) modify the terms and conditions of any Award granted to Employees or Consultants outside the United States to comply with applicable foreign laws; (iv) modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; and (v) take any action, before or after an Award is made, that it deems necessary or advisable to obtain approval or comply with any government regulatory exemption or requirement; provided that the Committee is not authorized to take any action hereunder, and no Awards shall be granted, that would violate any applicable law.

(K)          Successors.  All obligations of the Company under this Plan and with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or other event, or a sale or disposition of all or substantially all of the business or assets of the Company, and references to the “Company” herein and in any Agreements shall be deemed to refer to such successors.

(L)           Severability.  If any provision of this Plan, or the application of such provision to any Person or circumstance, shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Plan, or the application of such provision to Persons or circumstances other than those to which it is held to be invalid or unenforceable, shall not be affected thereby.

(M)         Construction.  The headings of the sections hereof are for convenience of reference only and are not part of this Plan.  As used herein, each gender includes each other gender, and the singular includes the plural and vice versa, as the context may require.  Reference herein to any section includes reference to each and all subsections of such section.  For purposes of this Plan, each of the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(N)          Governing Law.  This Plan shall be governed by and interpreted and construed in accordance with the laws of the State of Delaware.

SECTION 14.       EFFECTIVENESS OF THIS PLAN

This Plan shall be submitted to the stockholders of the Company for their approval at their annual meeting scheduled to be held on April 26, 2011, or at such other annual or special meeting as the Board may specify, or any adjournment or postponement thereof.  This Plan will be effective as of the date of its approval by the stockholders of the Company.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000086206_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Earl F. Cheit 02 Thomas J Fitzmyers 03 Barry Lawson Williams SIMPSON MANUFACTURING CO., INC. 5956 W. LAS POSITAS BLVD. PLEASANTON, CA 94588 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time the day before the meeting date (Simpson Manufacturing Co., Inc. Profit Sharing Trust plan participants may transmit their voting instructions until 11:59 P.M. Eastern Time on 04/22/10). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use your touch-tone phone to transmit your voting instructions until 11:59 P.M. Eastern Time the day before the meeting date (Simpson Manufacturing Co., Inc. Profit Sharing Trust plan participants may transmit their voting instructions until 11:59 P.M. Eastern Time on 04/22/10). Have your proxy card in hand when you call and then follow the instructions VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2 Approval of the Simpson Manufacturing Co., Inc. 2011 Incentive Plan. 3 Ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm. 4 Advisory vote on executive compensation. The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 5 Advisory vote on the frequency of future advisory votes on executive compensation. NOTE: Unless otherwise specified, this proxy will be voted for the nominees listed above as directors, for proposals 2, 3 and 4, and for 1 year for proposal 5 and will be voted in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting

0000086206_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . PROXY THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF DIRECTORS OF SIMPSON MANUFACTURING CO., INC Annual Meeting of Stockholders - April 26, 2011 The undersigned hereby appoints Barclay Simpson and Thomas J Fitzmyers, and each of them, attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote on behalf of the undersigned all shares of the common stock of Simpson Manufacturing Co., Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 26, 2011, at 5956 W. Las Positas Blvd., Pleasanton, California, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such common stock, and the undersigned authorizes and instructs said proxies to vote as indicated on the reverse side hereof. The shares represented by this proxy will be voted as directed, or if directions are not indicated, will be voted for the election as directors of some or all of the persons listed on this proxy, in the manner described in the proxy statement. This proxy confers on the proxyholders the power of cumulative voting and the power to vote cumulatively for fewer than all of the nominees as described in such proxy statement. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side

See the reverse side of this notice to obtain proxy materials and voting instructions. You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. Meeting Information Meeting Type: For holders as of: Date: Time: Location: *** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on 0000086203_1 R1.0.0.11699 SIMPSON MANUFACTURING CO., INC. Annual Meeting April 26, 2011 April 26, 2011 2:00 PM PDT March 01, 2011 5956 W. Las Positas Blvd Pleasanton, California

How To Vote Please Choose One of the Following Voting Methods Vote In Person: If you choose to vote these shares in person at the meeting, you must request a "legal proxy." To do so, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form. Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. 0000086203_2 R1.0.0.11699 1. Annual Report 2. Notice & Proxy Statement Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 12, 2011 to facilitate timely delivery.

Voting items 0000086203_3 R1.0.0.11699 The Board of Directors recommends that you vote FOR the following: 1. Election of Directors Nominees 01 Earl F. Cheit 02 Thomas J Fitzmyers 03 Barry Lawson Williams The Board of Directors recommends you vote FOR the following proposal(s): 2 Approval of the Simpson Manufacturing Co., Inc. 2011 Incentive Plan. 3 Ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm. 4 Advisory vote on executive compensation. The Board of Directors recommends you vote 1 YEAR on the following proposal: 5 Advisory vote on the frequency of future advisory votes on executive compensation. NOTE: Unless otherwise specified, this proxy will be voted for the nominees listed above as directors, for proposals 2, 3 and 4, and for 1 year for proposal 5 and will be voted in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournment thereof.

Voting Instructions 0000086203_4 R1.0.0.11699